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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MARKWEST ENERGY PARTNERS, L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

2010 PROXY STATEMENT
ANNUAL MEETING OF COMMON UNITHOLDERS

The Annual Meeting of Common Unitholders of MarkWest Energy Partners, L.P. will be held at the

Jumeirah Essex House
160 Central Park South
New York, New York 10019
on June 2, 2010 at 9:00 a.m. (EDT).
PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

        Whether or not you expect to attend in person, we urge you to vote your units by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Submitting your proxy now will not prevent you from voting your units at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

        Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help MarkWest reduce postage and proxy tabulation costs.

        Or, if you prefer, you can vote by mail by returning the enclosed proxy card in the addressed, prepaid envelope provided.

        We anticipate mailing this proxy and the enclosed proxy card on or about April 28, 2010.

PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

VOTE BY INTERNET	VOTE BY TELEPHONE
http://www.proxyvote.com/ 24 hours a day / 7 days a week	1-800-690-6903 via touch tone phone toll-free 24 hours a day / 7 days a week
INSTRUCTIONS:	INSTRUCTIONS:
Read the accompanying Proxy Statement and card.	Read the accompanying Proxy Statement and card.
Go to the following website: http://www.proxyvote.com/	Call the toll-free 800 number provided on your proxy card.

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (EDT) the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.	Use any touch tone telephone to transmit your voting instructions up until 11:59 p.m. (EDT) the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.

April 28, 2010

Dear Common Unitholder:

        We cordially invite you to our 2010 Annual Meeting of Common Unitholders of MarkWest Energy Partners, L.P. (the "Partnership"). The meeting will be held on June 2, 2010, at 9:00 a.m., Eastern Daylight Time, at the Jumeirah Essex House, 160 Central Park South, New York, New York 10019.

        The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. At this year's meeting, you will be asked to vote on (i) the election of all nine of the directors of the general partner of the Partnership and (ii) the ratification of the appointment of Deloitte & Touche LLP ("Deloitte") as our independent registered public accountants for the year ending December 31, 2010. You will also be asked to transact such other business as may properly come before the meeting, or any postponements or adjournments thereof.

        Our general partner's Board of Directors unanimously recommends that you vote "FOR" the election of each of the directors and "FOR" the ratification of the appointment of Deloitte as our independent registered public accountants.

        To be certain that your units are voted at the annual meeting, whether or not you plan to attend in person, you should vote your units as soon as possible. Your vote is important. You may vote by telephone, Internet or mail. To vote by telephone, call 1-800-690-6903 using a touch-tone phone to transmit your voting instructions up until 11:59 p.m. (EDT) the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. To vote electronically, access http://www.proxyvote.com over the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (EDT) the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. To vote by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

        If you hold your units through a brokerage firm, bank or other nominee, then it is important that you provide instructions to your broker as to how to vote your units with respect to the election of directors. Commencing this year, under new SEC and NYSE rules, your broker does not have the authority to vote your units with respect to the election of directors. If you do not provide instructions to your broker, your units will not be voted with respect to that matter.

        At the annual meeting, our management team will review our performance during the past year and discuss our plans for the future. An opportunity will be provided for questions by the common unitholders. We will also be serving light refreshments, at which time you will have an additional opportunity to meet with management. I hope you will be able to join us.

Sincerely,

Frank M. Semple Chairman of the Board, President and Chief Executive Officer MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.

NOTICE OF ANNUAL MEETING
OF COMMON UNITHOLDERS

TO THE COMMON UNITHOLDERS OF MARKWEST ENERGY PARTNERS, L.P.:

        As a common unitholder, you are invited to our 2010 Annual Meeting of Common Unitholders of MarkWest Energy Partners, L.P., which will be held at 9:00 a.m., Eastern Daylight Time, on June 2, 2010, at the Jumeirah Essex House located at 160 Central Park South, New York, New York 10019, for the following purposes:

  1.
  To elect nine Directors of the general partner of MarkWest Energy Partners, L.P. for a one-year term to expire at the 2011 Annual Meeting of Common Unitholders;

  2.
  To ratify the general partner's Audit Committee's appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2010 fiscal year; and

  3.
  To transact such other business as may properly come before the meeting, or any postponements or adjournments thereof.

        The Board of Directors of the general partner has fixed the close of business on April 7, 2010 as the record date for the determination of common unitholders entitled to notice of, and to vote at, the meeting. Only common unitholders of record as of the close of business on such date are entitled to notice of, and to vote at, the meeting. We anticipate mailing this proxy statement on or about April 28, 2010.

        We encourage you to take part in the affairs of MarkWest Energy Partners, L.P. either by voting in person, by telephone, by Internet or by executing and returning the enclosed proxy.

By Order of the Board of Directors of the General Partner,

C. Corwin Bromley Secretary of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.

Denver, Colorado
April 28, 2010

        Common unitholders unable to attend this meeting are urged to date and sign the enclosed proxy and to return it in the enclosed envelope or to follow the instructions on your proxy card to vote using the Internet or the designated toll-free telephone number.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF COMMON UNITHOLDERS OF MARKWEST ENERGY PARTNERS, L.P. TO BE HELD ON JUNE 2, 2010

This Proxy Statement and our 2009 Annual Report to Unitholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2009, are available at our website at www.markwest.com. Additionally, and in accordance with the SEC rules, you may access these materials at the cookies-free website at www.proxyvote.com.

MARKWEST ENERGY PARTNERS, L.P.
1515 Arapahoe Street, Tower 2, Suite 700
Denver, CO 80202-2126

i

        In this proxy statement, unless the context requires otherwise, references to "we," "us," "our," "MarkWest Energy Partners" or "the Partnership" are intended to mean MarkWest Energy Partners, L.P. and its consolidated subsidiaries; references to "the Corporation" or "MarkWest Hydrocarbon" mean MarkWest Hydrocarbon, Inc.; references to the "General Partner" mean MarkWest Energy GP, L.L.C., the general partner of the Partnership; references to the "Board of Directors" or the "Board" mean the Board of Directors of our General Partner; and references to the "Limited Partnership Agreement" or "Partnership Agreement" refer to our Third Amended and Restated Agreement of Limited Partnership effective as of February 21, 2008.

        This proxy statement contains information related to our 2010 Annual Meeting of Common Unitholders, to be held on June 2, 2010, beginning at 9:00 a.m., Eastern Daylight Time, at the Jumeirah Essex House, 160 Central Park South, New York, New York 10019, and at any postponements or adjournments thereof.

        As discussed below in more detail, if you hold your units through a brokerage firm, bank or other nominee, then it is important that you provide instructions to your broker as to how to vote your units with respect to the election of directors. Commencing this year, your broker does not have the authority to vote your units with respect to the election of directors. If you do not provide instructions to your broker, your units will not be voted with respect to that matter.

 ABOUT THE MEETING

Who sent me this proxy statement?

        Our Board of Directors sent you this proxy statement and proxy card. We will pay for the solicitation of your proxy. In addition to this solicitation by mail, proxies may be solicited by the directors, officers and other employees of our General Partner and our affiliates by telephone, Internet, facsimile, in person or otherwise. These people will not receive any additional compensation for assisting in the solicitation. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our units. We will reimburse those people and our transfer agent for their reasonable out-of-pocket expenses in forwarding such material. We will also bear the entire cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card, and any additional information furnished to common unitholders.

Why did I receive this proxy statement and proxy card?

        You received this proxy statement and proxy card from us because you owned our common units as of April 7, 2010, which we refer to as the record date, and as a result, you are entitled to elect directors to serve on our Board of Directors. This proxy statement contains important information for you to consider when deciding whether to vote for the election of directors and ratification of the selection of our independent registered public accountants. Please read this proxy statement carefully.

What is a proxy?

        A proxy is your legal designation of another person to vote the units that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Nancy K. Buese and Daniel C. Campbell, or either of them, each with power of substitution, have been appointed as proxies for our 2010 Annual Meeting of Common Unitholders.

What does it mean if I receive more than one proxy card?

        It means that you have multiple accounts at the transfer agent and/or with stockbrokers. If voting by mail, please sign and return all proxy cards to ensure that all of your units are voted. Each proxy card represents a discrete number of units and it is the only means by which those particular units may be voted by proxy.

What is the purpose of the annual meeting?

        At the annual meeting, our common unitholders will act upon the matters outlined in the Notice of Annual Meeting on the cover page of this proxy statement, including the election of directors of our General Partner and the ratification of the selection of our independent registered public accountants. In addition, our management will report on our performance during the fiscal 2009 year and respond to questions from common unitholders.

What is the difference between a common unitholder of record and a common unitholder who holds units in "street name"?

        Most of our common unitholders hold their units through a brokerage firm, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between units held of record and those held beneficially through a brokerage account, bank or other nominee.

        If your units are registered in your name with our transfer agent, Wells Fargo Bank, N.A., you are a common unitholder of record, and you are receiving these proxy materials directly from us. As the common unitholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

        If your units are held in a brokerage account, by a bank or other nominee (commonly referred to as being held in "street name"), you are the beneficial owner of these units and these proxy materials are being forwarded to you by your broker, bank, or other nominee as the common unitholder of record.

If my units are held in "street name" by my broker, will my broker vote my units for me?

        As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your units and you are also invited to attend our annual meeting. You may instruct your broker how to vote your units, following the directions your broker provides. If you do not give a proxy to your broker with instructions as to how to vote your units, your broker has authority under New York Stock Exchange rules to vote those units for or against "routine" matters, such as the ratification of the selection of our independent registered public accountants. Commencing with our 2010 Annual Meeting of Common Unitholders, your broker does not have the authority to vote your units with respect to the election of directors. If you do not provide instructions to your broker as to how to vote your units with respect to the election of directors, your units will not be voted with respect to that matter.

Who is entitled to vote at the annual meeting?

        In our Partnership Agreement, we have structured our corporate governance matters, including matters relating to voting rights, similar to that of a Delaware corporation. Each of our common units outstanding as of the close of business on April 7, 2010, the record date, is entitled to one vote per unit at the annual meeting (other than any common units held by the Partnership and/or any of its affiliated direct or indirect subsidiaries, which are not entitled to be voted at the meeting). As of the record date, 71,433,372 of our common units were outstanding, all of which are entitled to vote at the annual meeting.

What are the voting rights of common unitholders?

        Each outstanding common unit will be entitled to one vote on all matters to be considered at the annual meeting.

Who can attend the annual meeting?

        All common unitholders as of the record date, or their duly appointed proxies, may attend the meeting.

        Units held directly in your name as the common unitholder of record can be voted in person at the annual meeting. Units held in street name (for example, at your brokerage account) may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the units. In addition, if you plan to vote in person at the meeting, please bring the enclosed proxy card and proof of identification.

        Even if you currently plan to attend the annual meeting in person, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the common units outstanding and entitled to vote on the record date will constitute a quorum. The presence of a quorum will permit us to conduct the proposed business at the annual meeting. As of April 7, 2010, the record date, 71,433,372 of our common units were outstanding and entitled to vote.

        Your common units will be counted as present at the meeting if you:

  •
  are present at the meeting; or

  •
  have properly submitted a proxy card or have given your voting instructions by telephone or electronically, as described below.

        Proxies received but marked as abstentions and broker non-votes will be included in the number of units considered to be present at the meeting.

How do I vote?

        If you complete and properly sign the accompanying proxy card and return it to us, or properly transmit your vote by telephone or electronically as described below, your units will be voted as you direct. If you are a registered common unitholder and attend the meeting, you may deliver your completed proxy card in person or vote by ballot using a form provided at the meeting. Street name common unitholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their units. Even if you plan to attend the annual meeting, your plans may change, and therefore, we recommend you complete, sign and return your proxy card or vote by telephone or electronically in advance of the meeting.

        You may vote by telephone by calling 1-800-690-6903 using a touch-tone phone to transmit your voting instructions up until 11:59 p.m. (EDT) the day before the meeting date. Your proxy card has a control number that you must have to receive access to vote. Have your proxy card in hand when you call and follow the instructions. To vote electronically, access http://www.proxyvote.com over the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (EDT) the day before the meeting date. Your proxy card has a control number that you must have to receive access to vote. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. To vote by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

Can I change my vote after I return my proxy card?

        Yes. Even after you have submitted your proxy card or voted by telephone or electronically, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. You may also revoke your proxy if you attend the annual meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the recommendations of our Board of Directors?

        Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The recommendations of the Board of Directors of our General Partner are set forth together with the description of each item in this proxy statement. In summary, the Board of Directors of our General Partner recommends a vote:

  •
  FOR election of the nine nominees to the Board of Directors; and

  •
  FOR ratification of the appointment of Deloitte & Touche LLP as the Partnership's independent registered public accounting firm for 2010.

        With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, at their own discretion.

What vote is required to approve each item?

        Election of Directors.    The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly submitted proxy to "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether or not there is a quorum. Under New York Stock Exchange rules, the election of directors is no longer a "routine" matter and in the absence of your instructions, your broker does not have authority to vote your units in the election of directors. If you do not instruct your broker as to how to vote your units, your units will not be voted.

        Other Items.    For each other item, the affirmative vote (or a "FOR" vote) of the holders of a majority of the outstanding units entitled to vote and represented in person or by proxy with regard to such item will be required for approval. A properly submitted proxy to "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining the number of units present and entitled to vote at the meeting. Accordingly, an abstention will have the effect of a negative vote.

        If you hold your units in "street name" through a broker or other nominee and you do not give your broker or nominee specific instructions as to how to vote your units, your broker has authority under New York Stock Exchange rules to vote those units for or against "routine" matters, such as the ratification of the selection of our independent registered public accountants. If a broker votes units for which it has not received voting instructions from its customers for or against a "routine" proposal such as the ratification of the selection of our independent registered public accountants, those units will be counted for the purpose of determining the outcome of such "routine" proposal. If a broker chooses to leave these units unvoted, the units will have the same effect as a vote "AGAINST" the ratification of the selection of our independent registered public accountants.

Do I have dissenters' rights of appraisal?

        We are a limited partnership under the laws of the State of Delaware, including the Delaware Revised Uniform Limited Partnership Act. Under those laws, dissenters' rights are not available to our unitholders with respect to the matters to be voted upon at the annual meeting.

Who counts the votes?

        Broadridge Financial Solutions will tabulate the votes, and Katie Smith and Bill Buese will act as the inspectors of election.

Where can I find results of the meeting?

        The preliminary voting results will be announced at the meeting. The final results will be published in our Current Report on Form 8-K to be filed by no later than June 8, 2010.

Whom should I contact with questions?

        If you have any questions about this proxy statement or the meeting, please contact C. Corwin Bromley, the Secretary of our General Partner, or Daniel C. Campbell, the Vice President of Finance and Treasurer of our General Partner, at (303) 925-9200.

Where may I obtain additional information about MarkWest Energy Partners, L.P.?

        We refer you to our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission (the "SEC"), for additional information about the Partnership. Our Annual Report on Form 10-K, including our financial statements for 2009, is included with your proxy materials. You may receive additional copies of our Annual Report on Form 10-K, including exhibits, at no charge through the Investor Relations section of our website at http://www.markwest.com, or by accessing the website maintained by the SEC at http://www.sec.gov. This proxy statement and the Annual Report to Unitholders, including the Annual Report on Form 10-K, are also available at http://www.proxyvote.com. You may also receive additional copies of our Annual Report or proxy statement at no charge, or request to receive any additional information or directions to the annual meeting site to be able to vote in person, by contacting our Investor Relations Department at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202-2126, or by telephone at (303) 925-9200 or by email at investorrelations@markwest.com.

PROPOSALS PRESENTED FOR COMMON UNITHOLDER VOTE

PROPOSAL 1:    APPROVAL OF ELECTION OF NINE DIRECTORS WHO WILL SERVE UNTIL OUR 2011 ANNUAL MEETING

        The Board of Directors of our General Partner recommends the approval of the re-election of the following individuals to serve as members of the Board of Directors of our General Partner for a term of one year, until the Partnership's Annual Meeting of the Common Unitholders in 2011, or until their successors are duly elected and qualified.

        The nominees for the Board of Directors are:

  •
  Frank M. Semple

  •
  Donald D. Wolf

  •
  Keith E. Bailey

  •
  Michael L. Beatty

  •
  Charles K. Dempster

  •
  Donald C. Heppermann

  •
  William A. Kellstrom

  •
  Anne E. Fox Mounsey

  •
  William P. Nicoletti

        Detailed biographies for each of these nominees follow under the heading Board of Directors and Executive Officers—Nominees for the Board of Directors of MarkWest Energy GP, L.L.C., and additional information regarding the selection and qualifications of the nominees follow under the heading Board of Directors and Executive Officers—Selection and Qualifications of the Director Nominees and Directors.

        The affirmative vote of a plurality of the votes cast at the meeting is required for the election of these directors. A properly submitted proxy to "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether or not there is a quorum.

The Board of Directors of the General Partner unanimously recommends a vote FOR each of these nominees for the Board of Directors.

PROPOSAL 2:    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors of the General Partner of MarkWest Energy Partners has appointed Deloitte & Touche LLP as our independent registered public accounting firm to examine and report to common unitholders on the consolidated financial statements of our Partnership and its subsidiaries for the 2010 fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement and will be available to respond to appropriate questions.

        The action of the Audit Committee in appointing Deloitte & Touche LLP as the Partnership's independent registered public accounting firm for the 2010 fiscal year will be ratified upon an affirmative vote of the holders of a majority of the outstanding units entitled to vote and represented in person or by proxy at the Annual Meeting. Abstentions will have the effect of a negative vote for this proposal.

        Common unitholder ratification of the selection of Deloitte & Touche LLP as the Partnership's independent registered public accounting firm is not required by the Partnership's partnership agreement or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the common unitholders for ratification as a matter of company practice. If the common unitholders fail to ratify the selection, the Audit Committee will reconsider the retention of that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Partnership and its common unitholders.

The Board of Directors of the General Partner unanimously recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2010.

Fees Paid to Independent Registered Public Accounting Firm

        For the years ended December 31, 2009 and 2008, consolidated fees billed by our independent registered public accounting firm, Deloitte & Touche LLP, to the Partnership were as follows (in thousands):

	Year ended December 31, (in thousands)
	2009	2008
Audit fees	$2,440	$2,549
Audit-related fees(1)	205	330
Tax fees(2)	18	48
All other fees(3)	4	4

Total accounting fees and services	$2,667	$2,931

(1)
Audit-related fees include fees for reviews of registration statements and issuances of consents, reviews of private placement offering documents, issuance of letters to underwriters, training regarding Federal Energy Regulatory Commission accounting requirements, a review of risk management policies and procedures and in 2008, work in conjunction with the merger with MarkWest Hydrocarbon.

(2)
Tax fees include fees for compliance and benefit plan consultation.

(3)
All other fees in 2008 and 2009 include fees for accounting research software.

        The Audit Committee of the Board of Directors of the General Partner pre-approved the performance of all of the services described above.

MERGER WITH MARKWEST HYDROCARBON

        On February 21, 2008, the Partnership completed the merger with MarkWest Hydrocarbon, and as a result MarkWest Hydrocarbon became a wholly-owned subsidiary of the Partnership. We refer to this transaction as the "merger." In connection with the merger, the incentive distribution rights and the 2% economic interest in the Partnership held by the General Partner, and the common units in the Partnership owned by MarkWest Hydrocarbon, were exchanged for Partnership Class A units. The Class A units held by MarkWest Hydrocarbon and our General Partner are limited partner interests in the Partnership and have rights and obligations that are identical to those of our common units, except that (1) the Class A units do not have the right to vote on, approve, disapprove, or consent to any matter except to the extent required by any non-waivable provision of law, and (2) the Class A units do not share in any cash and cash equivalents on hand, income, gains, losses, deductions and credits that are derived from or attributable to our ownership of, or sale or disposition of, the shares of MarkWest Hydrocarbon common stock. No other person or entity currently holds Class A units, and unlike our common units, the Class A units are not publicly traded securities.

        In a separate transaction completed simultaneously with the closing of the merger, the Partnership acquired 100% of the Class B membership interests in the General Partner that had been held by current and former management and certain directors of MarkWest Hydrocarbon and the General Partner, and the General Partner became a wholly-owned subsidiary of the Partnership.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

        As with most publicly traded limited partnerships, we do not have a Board of Directors or employees, but instead our General Partner manages our operations and activities on our behalf. The following table shows information for the directors and executive officers of our General Partner, MarkWest Energy GP, L.L.C. Executive officers are appointed and directors are elected for one-year terms.

Name	Age	Position with our General Partner	Since
Frank M. Semple*	58	Chairman of the Board, President & Chief Executive Officer	2003
Donald D. Wolf*	66	Lead Director	2008
Keith E. Bailey*	68	Director	2005
Michael L. Beatty*	63	Director	2008
Charles K. Dempster*	67	Director	2002
Donald C. Heppermann*	67	Director	2002
William A. Kellstrom*	68	Director	2002
Anne E. Fox Mounsey*	43	Director	2008
William P. Nicoletti*	64	Director	2002
C. Corwin Bromley	52	Senior Vice President, General Counsel and Secretary	2004
Nancy K. Buese	40	Senior Vice President, Chief Financial Officer	2005
John C. Mollenkopf	48	Senior Vice President, Chief Operations Officer	2002
Randy S. Nickerson	48	Senior Vice President, Chief Commercial Officer	2002

*
Standing for re-election to the Board of Directors of the General Partner of MarkWest Energy Partners, L.P.

Nominees for the Board of Directors of MarkWest Energy GP, L.L.C.

        Frank M. Semple, Chairman, President, and Chief Executive Officer, joined MarkWest on November 1, 2003. He is a member of the Board of Directors and was elected Chairman of the Board in October 2008. Prior to joining MarkWest he completed a 22 year career with The Williams Companies and WilTel Communications. He served as the Chief Operating Officer of WilTel Communications, Senior Vice President/General Manager of Williams Natural Gas Company, Vice President of Operations and Engineering for Northwest Pipeline Company and Division Manager for Williams Pipeline Company. Prior to joining The Williams Companies, Mr. Semple served in the U.S. Navy aboard the nuclear submarine USS Gurnard (SSN 662). Mr. Semple completed the Program for Management Development at Harvard Business School and a holds a B.S. in Mechanical Engineering degree from the United States Naval Academy.

        Donald D. Wolf was elected to the Board of Directors of our General Partner in February 2008 and serves on the Board's Compensation Committee. He has served as the Lead Director since January 2010. Mr. Wolf previously served as a member of the board of directors of MarkWest Hydrocarbon, Inc. from June 1999 until February 2008. In September 2004, Mr. Wolf joined Aspect Energy, LLC as President and Chief Executive Officer, and currently serves as Vice-Chairman and a director of that company. He is also Chairman and a partner of Quantum Resources, LLC, a privately held company that acquires and operates producing oil and gas properties. Mr. Wolf currently serves as a Director of the following privately held companies: Enduring Resources, Laredo Petroleum, Inc., Ute Energy, Ascend Geophysical, and Mak-J Energy. Mr. Wolf previously served as Chairman, Chief Executive Officer and Director of Westport

Resources Corporation from July 1996 until Westport's merger with Kerr McKee Corporation in 2004. Mr. Wolf has a diversified 45-year career in the oil and natural gas industry.

        Keith E. Bailey was elected to the Board of Directors of our General Partner in January 2005. Mr. Bailey serves as the Chairman of the Board's Audit Committee and also serves on the Board's Finance Committee. Mr. Bailey was formerly the Chairman, President and Chief Executive Officer of The Williams Companies, Inc. ("Williams"). Commencing in 1973, Mr. Bailey served in various capacities with Williams and its subsidiaries, including President and Chairman of Williams Pipe Line, Chairman of WilTel Communications, President of Williams Natural Gas, and Executive Vice President and Chief Financial Officer of Williams. Mr. Bailey also sits on the Boards for Integrys Energy, Apco Oil and Gas International, Aegis Insurance Services Ltd, and is the non-executive Chairman of Cloud Peak Energy.

        Michael L. Beatty was elected to the Board of Directors of our General Partner in February 2008 and serves as the Chairman of the Board's Nominating and Corporate Governance Committee. Mr. Beatty previously served as a member of the Board of Directors of MarkWest Hydrocarbon, Inc. beginning in June 2005. Mr. Beatty is currently Chairman of the law firm of Beatty & Wozniak, P.C. headquartered in Denver, Colorado, with a practice focused exclusively on energy, including oil and gas exploration, regulatory affairs, public lands, litigation and title. A Harvard Law School graduate, Mr. Beatty began his career in the energy industry as in-house counsel for Colorado Interstate Gas Company, and ultimately became Executive Vice President, General Counsel and a Director of The Coastal Corporation. He also served as Chief of Staff to Governor Roy Romer of Colorado. Mr. Beatty is also on the Board of Directors for Denbury Resources, Inc.

        Charles K. Dempster was elected to the Board of Directors of our General Partner in December 2002 and serves as the Chairman of the Board's Compensation Committee and also serves on the Board's Nominating and Corporate Governance Committee. Mr. Dempster has more than 30 years of experience in the natural gas and power industry. He held various management and executive positions with Enron Corporation and its predecessors between 1969 and 1986, focusing on natural gas supply, transmission and distribution. From 1986 through 1992, Mr. Dempster served as President of Reliance Pipeline Company and Executive Vice President of Nicor Oil and Gas Corporation, oil and natural gas midstream and exploration subsidiaries of Nicor Inc. in Chicago. Prior to retiring, he served as President and Chief Executive Officer of Aquila Energy Company, an energy trading and gas midstream pipeline and processing organization in the US and UK, from 1993 through 2000.

        Donald C. Heppermann has served as a member of the Board of Directors of our General Partner since its inception in May 2002, and as a member of the MarkWest Hydrocarbon's Board of Directors since November 2002. Mr. Heppermann serves as the Chairman of the Board's Finance Committee and also serves on the Board's Audit Committee. Mr. Heppermann joined our General Partner and MarkWest Hydrocarbon in November 2002 as Senior Vice President and Chief Financial Officer, and served as Senior Executive Vice President beginning in January 2003 and as Executive Vice President, Chief Financial Officer and Secretary of our General Partner and of MarkWest Hydrocarbon, Inc. from October 2003 until his retirement in March 2004. Prior to joining MarkWest, Mr. Heppermann was a private investor and a career executive in the energy industry with responsibilities in operations, finance, business development and strategic planning.

        William A. Kellstrom has served as a member of the Board of Directors of our General Partner since its inception in May 2002 and of MarkWest Hydrocarbon's Board of Directors since May 2000. Mr. Kellstrom serves on the Board's Finance Committee and also serves on the Board's Compensation Committee. Mr. Kellstrom has held a variety of managerial positions in the natural gas industry since 1968. They include distribution, pipelines and marketing. He held various management and executive positions with Enron Corporation, including Executive Vice President, Pipeline Marketing and Senior Vice President, Interstate Pipelines. In 1989, he created and was President of Tenaska Marketing Ventures, a gas marketing company for the Tenaska Power Group. From 1992 until 1997 he was with NorAm Energy

Corporation (since merged with Reliant Energy, Inc.) where he was President of the Energy Marketing Company and Senior Vice President, Corporate Development.

        Anne E. Fox Mounsey was elected to the Board of Directors of our General Partner in February 2008. Ms. Fox Mounsey serves on the Board's Compensation Committee and Nominating and Corporate Governance Committee. Ms. Fox Mounsey previously served as a member of the Board of Directors of MarkWest Hydrocarbon, Inc. from October 2004 through February 2008. From 1991 to 2003, Ms. Mounsey held various positions with MarkWest Energy and MarkWest Hydrocarbon, her most recent as Manager of Marketing and Business Development.

        William P. Nicoletti has served as a member of the Board of Directors of our General Partner since its inception in May 2002. Mr. Nicoletti serves on the Board's Audit Committee and Finance Committee, having previously served on the Nominating and Corporate Governance Committee. Mr. Nicoletti is Managing Director of Parkman Whaling LLC, a Houston, Texas based energy investment banking firm. Previously, he was Managing Director of Nicoletti & Company Inc. and a Managing Director and head of Energy Investment Banking for PaineWebber Incorporated and E.F Hutton & Company Inc. Mr. Nicoletti was previously a director of Surge Global Energy, Inc. Mr. Nicoletti is a graduate of Seton Hall University and received an MBA from Columbia University Graduate School of Business. Mr. Nicoletti is a director and Chairman of the Audit Committee of Kestrel Heat LLC, the general partner of Star Gas Partners, L.P.

Executive Officers of MarkWest Energy GP, L.L.C.

        C. Corwin Bromley, Senior Vice President, General Counsel and Secretary, was appointed as General Counsel of our General Partner in September 2004. Prior to joining MarkWest, Mr. Bromley served as Assistant General Counsel at Foundation Coal Holdings, Inc. f/k/a RAG American Coal Holding, Inc. from 1999 through 2004, and as General-Managing Attorney and Sr. Environmental Attorney at Cyprus Amax Minerals Company from 1989 to 1999. Prior to that, Mr. Bromley was in private practice with the law firm Popham, Haik, Schnobrich & Kaufman from 1984 through 1989. Preceding his legal career, Mr. Bromley worked as a structural/design engineer involved in several domestic and international LNG and energy projects with the firms CBI, Inc. and Chicago Bridge & Iron Company. Mr. Bromley received his J.D. degree from the University of Denver and his bachelor's degree in Civil Engineering from the University of Wyoming.

        Nancy K. Buese, Senior Vice President, Chief Financial Officer, was appointed Chief Financial Officer of our General Partner in October 2006. Prior to her appointment as Chief Financial Officer, Ms. Buese served as Chief Accounting Officer of MarkWest since November 2005. Prior to joining MarkWest, Ms. Buese was the Chief Financial Officer for Experimental and Applied Sciences ("EAS") in Golden, Colorado. EAS is a wholly-owned subsidiary of Abbott Laboratories. Prior to her employment at EAS, Ms. Buese was a Vice President with TransMontaigne Inc. in Denver, Colorado. Preceding this appointment, Ms. Buese was a Partner with Ernst & Young LLP, having spent time in the firm's Denver, London, New York and Washington, D.C. offices. Ms. Buese received her bachelor's degree in Accounting and Business Administration from the University of Kansas and is a licensed CPA in the State of Colorado.

        John C. Mollenkopf, Senior Vice President, Chief Operations Officer, was appointed as Chief Operations Officer of our General Partner in October 2006. Prior to his appointment as COO, Mr. Mollenkopf served as Senior Vice President, Southwest Business Unit, since January 2004 and as Vice President, Business Development since January 2003. Prior to these positions, he served as Vice President, Michigan Business Unit, of our General Partner since its inception in May 2002 and in the same capacity with MarkWest Hydrocarbon since December 2001. Prior to that, Mr. Mollenkopf was General Manager of the Michigan Business Unit of MarkWest Hydrocarbon since 1997. He joined MarkWest Hydrocarbon in 1996 as Manager, New Projects. From 1983 to 1996, Mr. Mollenkopf worked for ARCO Oil and Gas Company, holding various positions in process and project engineering, as well as operations supervision. Mr. Mollenkopf received his bachelor's degree in Mechanical Engineering from the University of Colorado at Boulder.

        Randy S. Nickerson, Senior Vice President, Chief Commercial Officer, was appointed as Chief Commercial Officer of our General Partner in October 2006. Prior to his appointment as CCO, Mr. Nickerson served as Senior Vice President, Corporate Development of MarkWest since January 2003. Prior to these positions, Mr. Nickerson served as Senior Vice President of our General Partner since its inception in May 2002 and served in the same capacity with MarkWest Hydrocarbon since December 2001. Prior to that, Mr. Nickerson served as MarkWest Hydrocarbon's Vice President and the General Manager of the Appalachia Business Unit since June 1997. Mr. Nickerson joined MarkWest Hydrocarbon in July 1995 as Manager, New Projects and served as General Manager of the Michigan Business Unit from June 1996 until June 1997. From 1990 to 1995, Mr. Nickerson was a Senior Project Manager and Regional Engineering Manager for Western Gas Resources, Inc. From 1984 to 1990, Mr. Nickerson worked for Chevron USA and Meridian Oil Inc. in various process and project engineering positions. Mr. Nickerson received his bachelor's degree in Chemical Engineering from Colorado State University.

Board Independence

        Under the Partnership's Limited Partnership Agreement, a majority of the Board of Directors of the General Partner must be considered independent pursuant to independence standards established by the New York Stock Exchange ("NYSE") as set forth in Section 303A.02 of its Listed Company Manual. To be considered an independent director under the NYSE listing standards, the Board of Directors must affirmatively determine, after recommendation by the Nominating and Corporate Governance Committee and after due deliberation, that a director has no material relationship with the Partnership. In making this determination, the Board of Directors adheres to all of the specific tests for independence included in the NYSE listing standards and considers all other facts and circumstances it deems necessary or advisable and any standards of independence as may be established by the Board of Directors from time to time. The Board of Directors previously determined and has affirmed that the following members of the Board of Directors are independent: Mr. Bailey, Mr. Beatty, Mr. Dempster, Mr. Heppermann, Mr. Kellstrom, Ms. Fox Mounsey, Mr. Nicoletti, and Mr. Wolf. The Board of Directors also previously determined that John M. Fox was independent prior to his retirement from the Board in January 2010. In connection with determining the independence of Mr. Beatty, the Board of Directors considered the non-material amounts of fees paid to the law firm of Beatty & Wozniak, P.C., of which Mr. Beatty is the Chairman, for general legal services provided to the Partnership by one of the law firm's lawyers. The Board determined that this arrangement did not affect Mr. Beatty's independence under Section 303A.02 of the NYSE listing standards. In connection with the determination of the independence of Mr. Bailey, the Board of Directors considered Mr. Bailey's position as a director of AEGIS, an insurance company that provides insurance to MarkWest Hydrocarbon and the Partnership, and as a director of Integrys Energy, an energy company with which the Partnership engages in commercial transactions in the ordinary course of business. The Board determined that Mr. Bailey's position as a director of AEGIS and as a director of Integrys Energy did not affect Mr. Bailey's independence under Section 303A.02 of the NYSE listing standards. We currently have a majority of independent members on our Board of Directors, and are in compliance with the NYSE independence requirements.

Leadership, Structure, and Meetings of the Board of Directors

        Leadership of our General Partner's Board of Directors is vested in a Chairman of the Board and in an independent Lead Director. The Board's Nominating and Corporate Governance Committee and the Board has determined that combining the roles of Chairman of the Board and Chief Executive Officer is advantageous as it enhances understanding and communication between management and the Board, allows for better comprehension and evaluation of the Partnership's operations, and ultimately improves the Board's ability to perform its oversight role. In connection with this determination, and in recognition of the importance of the Board's ability to operate independently, the Board determined to create the position of an independent Lead Director.

        Mr. Frank M. Semple serves as both the General Partner's Chief Executive Officer as well as the Chairman of the Board. In connection with the evaluation to have Mr. Semple serve as both Chairman of the Board and Chief Executive Officer, the Nominating and Corporate Governance Committee and the Board reviewed numerous studies and articles on the subject, including but not limited to the Report of the NACD Blue Ribbon Commission on Board Leadership, issued by the National Association of Corporate Directors and The Center for Board Leadership, and "A Closer Look at Lead and Presiding Directors," published in Cornerstone of the Board THE NEW GOVERNANCE COMMITTEE, volume 1, issue 4, by Spencer Stuart. The Nominating and Corporate Governance Committee and the Board also evaluated a variety of factors relevant to the Partnership. These factors include the manner in which the Board operates and the effectiveness of the Board of Directors as a whole as well as its Committees, the experience and backgrounds of the individual Board members, benchmarking with its peers and other companies, and the dynamics of the Board and the individual Board members. Based upon these factors and the individual leadership and vision that the CEO has demonstrated, the Board determined that combining the roles of Chairman of the Board and Chief Executive Officer would maximize the effectiveness of the Board and its ability to operate.

        In connection with the determination to combine the roles of Chairman of the Board and Chief Executive Officer, the Board also recognized the importance of the Board's independent oversight role and its need to maintain a strong independence from management. As a result, the Board has also appointed an independent director to serve as a Lead Director and believes that the Lead Director is an integral component of promoting strong, independent oversight of the Partnership. John M. Fox served as Lead Director from October 2008 until January 2010, when Mr. Fox retired from the Board of Directors. In January 2010, Donald D. Wolf was elected as Lead Director. The Lead Director's principal duties include:

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  convenes meetings of the independent directors as necessary;

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  presides at executive sessions of the non-management directors and at full meetings of the Board of Directors when the Chairman is not present;

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  serves as the principal liaison between the independent directors and the Chairman and Chief Executive Officer;

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  consults and works with the Chairman to schedule meetings of the Board of Directors and to approve Board agendas;

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  develops and recommends topics of strategic importance to the Partnership for discussion by the Board;

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  works with the Nominating and Corporate Governance Committee in recommending committee compositions to the Board; and

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  performs other duties as the Board may determine from time to time.

        The Board believes that combined roles of Chairman and Chief Executive Officer, together with the position of an independent Lead Director, maximizes the effectiveness of the Board and its ability to operate. The Board may reevaluate this leadership structure from time to time in the future if there are changes in the manner in which the Board operates or in the composition of the Board, or if other changes occur that may warrant reconsideration of this structure in order to enhance the effectiveness of the Board.

        During the year ended December 31, 2009, the Board of Directors of our General Partner met eleven (11) times. All of our directors attended at least 81% of the meetings of the Board of Directors and committees on which they served. The Board of Directors and its committees also act from time to time by written consent in lieu of meetings. In addition, non-management directors meet, without management directors, at regularly scheduled executive sessions, at least quarterly and at such other times as they may deem appropriate. The director presiding over these executive sessions is the Lead Director. Since all of our non-management directors are independent, these executive meetings also constitute meetings of our independent directors. For more information regarding communication with our non-management directors, see the section below entitled Communication with Non-Management Directors.

 Selection and Qualifications of Director Nominees and Directors

        The Nominating and Corporate Governance Committee is responsible for identifying qualified individuals to serve as directors on our Board of Directors and is responsible for establishing guidelines and criteria to determine the qualifications to serve and continue to serve as a director. The Nominating and Corporate Governance Committee selects nominees to become directors who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other directors and nominees to the Board, in collectively serving the long-term interests of the Partnership and its unitholders. In selecting director nominees and evaluating qualifications to serve and continue to serve as a director, the Nominating and Corporate Governance Committee assesses (1) each nominee's or director's broad business judgment and leadership, management and policy-making skills, current or recent experience in industry and participation in other boards of directors, expertise in finance, accounting, compensation, governance or other relevant fields, business creativity and vision, general perspective, age and diversity, all in the context of the perceived needs of the Board and its Committees at that time, and (2) the manner of operation of the Board and its Committees and their effectiveness as a whole. The Nominating and Corporate Governance Committee examines various factors and combined qualities based upon the then current membership of the Board of the Directors in an effort to provide a broad spectrum of experience, skills, and perspectives that are relevant to the Partnership's business and operations. While diversity is one of several factors to be considered in the qualifications of a nominee, neither the Board nor the Nominating and Corporate Governance Committee have a formal policy with regard to separately or singularly considering diversity in identifying nominees, but rather looks for diversity among nominees who otherwise demonstrate excellence in their fields. Further, while each nominee's or director's qualifications and experience plays an important role in the selection or qualification assessment process, the manner in which directors will work together, and the impact of the collective group on the effectiveness of the Board is equally important. The Board conducts periodic self evaluations in an effort to evaluate its effectiveness and identify areas in which the Board may wish to implement changes or improvements. These evaluations provide insight as to the collective qualities of the Board members that enhance the performance of the Board's oversight responsibilities and promote thoughtful and active discussion and debate of the Partnership's activities. The Nominating and Corporate Governance Committee assesses the nominees and directors from this perspective as well in order to maximize the Board's effectiveness. The Nominating and Corporate Governance Committee also encourages directors to participate in continuing education events and seminars to enhance their skills and the effectiveness of the Board. The Nominating and Corporate Governance Committee works together with the Partnership's management to facilitate these efforts and to identify and encourage participation in educational programs and opportunities for the Board members.

        In connection with the assessment of the individual qualities of each nominee, the Nominating and Corporate Governance Committee primarily focused on the experience, skills and qualifications that are discussed in each nominee's biography set forth above in the section entitled Nominees for the Board of Directors of MarkWest Energy GP, L.L.C., as further described below:

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  Frank M. Semple—As the Chief Executive Officer and President of our General Partner, Mr. Semple has in-depth knowledge and experience regarding the Partnership's business and operations. During his tenure with the General Partner, and in his prior management and leadership positions, Mr. Semple has acquired significant experience regarding finance, corporate governance and operational matters that enhances the operation of Board as a governing body as well as Board's performance of its oversight and strategic planning responsibilities. Since joining the Partnership in 2003, Mr. Semple has been instrumental in focusing the Partnership's efforts in its core business of providing high quality midstream services; led the Partnership to reorganize itself in order eliminate the incentive distributions rights of the General Partner and enhance the transparency and value to its unitholders; has overseen the distribution growth of the Partnership at a 13% compounded annual growth rate, and has consistently achieved total return performance to unitholders in the top quartile as compared to its peers.

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  Donald D. Wolf—As the Chairman of Quantum Resources, a privately held company that acquires and operates producing oil and gas properties, and as the prior Chairman, Chief Executive Officer and Director of Westport Resources Corporation, Mr. Wolf has acquired significant industry experience and offers valuable insight to various issues affecting the Partnership. In addition, through Mr. Wolf's current and prior leadership positions, Mr. Wolf has significant experience in the areas of finance, executive compensation, and corporate governance and provides valuable perspectives regarding the Partnership's capital generation activities.

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  Keith E. Bailey—As the former Chairman, Chief Executive Officer and President of The Williams Companies, Inc., one of North America's largest natural gas gatherers and processors, and President and Chief Executive Officer of several Williams subsidiary companies, and having also served previously as the Chief Financial Officer of Williams, Mr. Bailey has acquired significant industry and corporate strategic planning experience, as well as substantial expertise regarding finance, accounting and risk management matters. Mr. Bailey also holds current positions on the boards of directors of Apco Argentina Inc., AEGIS, Cloud Peak Energy, and Integrys Energy Group, Inc. Mr. Bailey's current and past experiences permits him to provide valuable insight that enhances the Board's performance of its financing and strategic planning activities, and its oversight and risk management responsibilities.

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  Michael L. Beatty—As a result of his current position as the Chairman of the law firm of Beatty & Wozniak, P.C., a law firm that handles a wide variety of energy litigation, title work, environmental and regulatory issues, and corporate transactions, and his prior experience, including as Executive Vice President, General Counsel and a director of The Coastal Corporation, Mr. Beatty offers the Board significant legal, regulatory and corporate governance expertise as well as industry knowledge and experience that is exceptionally valuable to the Board's operation and to the Board's performance as a governing body of the Partnership. Mr. Beatty is also financially literate and would qualify as an "audit committee financial expert" within the meaning of the SEC's regulations.

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  Charles K. Dempster—In his prior management and executive leadership positions in the energy industry, including as President of Reliance Pipeline Company and Chairman and Chief Executive Officer of Aquila Energy Company, an energy trading and gas midstream pipeline and processing organization in the U.S. and U.K., Mr. Dempster has significant experience in the industry, including marketing, commercial development, and has experience in executive compensation and corporate governance matters. Mr. Dempster has also previously served on the Partnership's Audit Committee and would qualify as an "audit committee financial expert" within the meaning of the regulations of the SEC. This experience allows Mr. Dempster to offer valuable perspectives to the Board and has assisted the Compensation Committee and the Board in evaluating and establishing appropriate compensation policies and practices for the Partnership.

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  Donald C. Heppermann—As a result of his prior leadership positions, including as the former Executive Vice President, Chief Financial Officer and Secretary of our General Partner, Mr. Heppermann has significant expertise regarding finance, accounting and risk management matters. Mr. Heppermann qualifies as an "audit committee financial expert" within the meaning of the SEC's regulations. Mr. Heppermann brings significant expertise and experience to the Board and the Finance and Audit Committees, provides valuable insight with respect to the markets and enhances the Board's performance with respect to the Partnership's strategic planning and capital generation activities.

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  William A. Kellstrom—As a result of Mr. Kellstrom's prior management and executive positions in the energy industry, including as the President of the Energy Marketing Company and Senior Vice President, Corporate Development with NorAm Energy Corporation, and as President of Tenaska Marketing Ventures, a gas marketing company for the Tenaska Power Group, Mr. Kellstrom has obtained significant expertise regarding marketing, corporate development, finance, and executive compensation matters. Mr. Kellstrom provides valuable perspectives that enhance the Board's establishment of effective compensation practices and the Partnership's financing activities. Mr. Kellstrom is also financially literate and would qualify as an "audit committee financial expert" within the meaning of the SEC's regulations.

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  Anne E. Fox Mounsey—As a result of Ms. Fox Mounsey's prior positions with the Partnership, Ms. Fox Mounsey provides the Board with valuable insight into the Partnership's operations and business, including marketing and corporate development, and has developed an additional knowledge base on compensation and governance issues, which enhances the Board's collective knowledge and experience and the performance of its strategic planning responsibilities.

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  William P. Nicoletti—As a result of Mr. Nicoletti's current and prior leadership positions in the energy investment banking industry, including as a Managing Director of Parkman Whaling LLC, Mr. Nicoletti has significant experience regarding finance, accounting and corporate governance matters. Mr. Nicoletti provides valuable insight that enhances the Board's performance of its risk management responsibilities and the Partnership's capital generation activities. Mr. Nicoletti qualifies as an "audit committee financial expert" within the meaning of the regulations of the SEC.

        In addition to considering the above qualifications, the Nominating and Corporate Governance Committee reviewed the effectiveness of the Board and the manner in which the Board members currently operate as a group. Based on the self evaluations completed by the Board and other factors, such as the diversity of their qualifications, backgrounds and experience, and the dynamics of their interaction as a group, the Nominating and Corporate Governance Committee determined that the collective group of the above nominees have promoted and enhanced, and will continue to promote and enhance, the effectiveness of the Board.

Committees of the Board of Directors

        Compensation Committee.    The Compensation Committee assists the Board in discharging its responsibilities relating to overall compensation matters and makes recommendations to the Board concerning salaries and incentive compensation for the officers of the General Partner and the employees of MarkWest Hydrocarbon. The Compensation Committee also administers our 2008 Long-Term Incentive Plan, our previous Long-Term Incentive Plan, the MarkWest Hydrocarbon 2006 Stock Incentive Plan, and, during 2009, the MarkWest Hydrocarbon 1996 Stock Incentive Plan, all as described in more detail in the section below entitled Compensation Discussion and Analysis. The members of the Compensation Committee are Charles K. Dempster (chairman), William A. Kellstrom, Anne E. Fox Mounsey and Donald D. Wolf. All of the Compensation Committee members meet the independence requirements set forth in Section 303A.02 of the NYSE Listed Company Manual. During fiscal 2009, the Compensation Committee held five (5) meetings and took action by written consent. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors of our General Partner, a copy of which is available on our Internet website at www.markwest.com, and print copies are available free of charge upon request to our Secretary at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, CO 80202.

        Audit Committee.    The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the services provided by our independent registered public accountants, aids management in the establishment and supervision of our financial controls, pre-approves all audit and permitted non-audit services provided by our independent registered public accountants, assists in Board oversight of the integrity of the Partnership's financial statements and the independent registered public accountant's qualifications and expertise, evaluates the scope of the annual audit, reviews audit results, consults with management and our independent registered public accountants prior to the presentation of financial statements to common unitholders, oversees the Partnership's enterprise-wide risk management process, and, as appropriate, initiates inquiries into aspects of our financial affairs.

        The Audit Committee meets all the requirements set forth in Sections 303A.06 and 303A.07 of the NYSE Listed Company Manual. At the beginning of 2009, the members of the Audit Committee were Keith E. Bailey (chairman), Michael L. Beatty, Donald C. Heppermann and William P. Nicoletti. In February 2009, the Partnership discovered that while Mr. Beatty met the independence standards under the standards set forth in Section 303A.02 of the NYSE Listed Company Manual, he did not meet the independence requirements for audit committee members that they receive no compensation, directly or indirectly, from the Partnership other than director fees, as his law firm earned a non-material amount of fees for general legal services provided to the Partnership by an associate in Mr. Beatty's firm. Upon such discovery, Mr. Beatty promptly resigned from the Audit Committee. As a result, the current members of the Audit Committee are Keith E. Bailey (chairman), Donald C. Heppermann and William P. Nicoletti. Each of the current members of our Audit Committee satisfies the standards for independence as they relate to audit committees as set forth in Section 303A.02 of the NYSE Listed Company Manual and as set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Board of Directors of our General Partner has determined that each member of the Audit Committee is financially sophisticated and qualifies as an "audit committee financial expert" within the meaning of the regulations of the SEC.

        During fiscal 2009, the Audit Committee held nine (9) meetings. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors of our General Partner, a copy of which is available on our Internet website at www.markwest.com, and print copies are available free of charge upon request to our Secretary at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, CO 80202.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members, developing and recommending to the Board of Directors a set of corporate governance guidelines applicable to the Partnership, overseeing the evaluation of the Board of Directors and its standing committees, assisting the Board and Committee members to participate in continuing education programs, and overseeing the succession planning for the Chief Executive Officer and other principal officers of the General Partner. The members of the Nominating and Corporate Governance Committee are Michael L. Beatty (chairman), Charles K. Dempster and Anne E. Fox Mounsey. All of the Nominating and Corporate Governance Committee members meet the independence requirements set forth in Section 303A.02 of the NYSE Listed Company Manual. During fiscal 2009, the Nominating and Corporate Governance Committee held four (4) meetings. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors of our General Partner, a copy of which is available at our Internet website at www.markwest.com, and print copies are available free of charge upon request to our Secretary at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, CO 80202. In addition, the Partnership and the General Partner operate pursuant to corporate governance guidelines, a copy of which is available at our Internet website at www.markwest.com. You may also request a copy of the corporate governance guidelines free of charge by contacting our Investor Relations Department at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, CO 80202-2126 or by telephone at (303) 925-9200.

        Finance Committee.    The Finance Committee has principal oversight responsibility with respect to the Partnership's corporate finance and treasury matters. These responsibilities include reviewing the Partnership's short-term and long-term financing plans and strategies, principal commercial and investment banking relationships and the material terms of the Partnership's credit facilities in light of the Partnership's operating strategy, risk exposures, financial policies and changes in applicable law or accounting requirements, and designating the persons who can execute documents and act on behalf of the Partnership in the ordinary course of business pursuant to approved banking, borrowing, credit, investment and other financing arrangements. The Finance Committee's responsibilities also include, if so delegated by the Board, reviewing and approving the final terms and pricing of significant equity and debt issuances and other financing transactions and approving the financial terms of transactions that have been approved in principle by the Board of Directors, reviewing the Partnership's investment objectives and investment policy, and reviewing and providing guidance to the Board of Directors and management with regard to all of the foregoing and with respect to any other transactions or financial issues that the Board or management desire to have reviewed by the Finance Committee. The members of the Finance Committee are Donald C. Heppermann (chairman), Keith E. Bailey, William A. Kellstrom and William P. Nicoletti. All of the members of the Finance Committee meet the independence requirements set forth in Section 303A.02 of the NYSE Listed Company Manual. During fiscal 2009, the Finance Committee held thirteen (13) meetings.

Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm pursuant to an adopted Pre-Approval Policy and schedule of generally pre-approved items established annually, and also on a case-by-case basis. These services may include audit services, audit-related services, tax services and other services. Our Chief Financial Officer is responsible for presenting the Audit Committee with an overview of all proposed audit, audit-related, tax or other non-audit services to be performed by the independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services to be performed. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management. The Audit Committee may delegate pre-approval to one more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not delegate to management its responsibilities to pre-approve services performed by the independent auditor.

Role of the Board of Directors in Risk Management Oversight

        The Board of Directors of our General Partner exercises its risk management oversight responsibilities as a whole and specifically through its various committees. The Board of Directors focuses primarily on strategic and operational risks while the various Board committees focus on specific risks aligned with their individual committee charters, as described above under Committees of the Board of Directors. The Audit Committee is specifically responsible for overseeing the Partnership's enterprise-wide risk management process, which is discussed below in more detail, and for overseeing the identification and assessment of, and the response to, financial reporting and regulatory compliance related risks by the Partnership's management. The Finance Committee oversees the manner in which the Partnership's management has identified, assessed and responded to risks relating to the Partnership's liquidity and cost of capital. The Nominating and Corporate Governance Committee is responsible for managing risks relating to the independence of the directors on the Board of Directors, conflicts of interest and other policies governing the Partnership, including succession planning for the Partnership's management. The Compensation Committee is responsible for managing risks relating to the compensation of the Partnership's management and employees, including retention of key employees and the alignment of the Partnership's compensation policies with the Partnership's strategic objectives to ensure that compensation programs do not encourage excessive risk taking. Each committee periodically reports to the Board of Directors regarding the committee's risk management oversight activities. In addition, most of our directors serve on more than one committee which provides them with a better understanding of the different types of risks involved in the Partnership's business and enhances the Board of Director's performance of risk management oversight activities.

        The General Partner's management is responsible for the performance of Partnership's risk management activities. While these risk management activities are performed continuously as part of the day to day activities of the Partnership, the General Partner's management has also instituted a formal enterprise-wide risk management (ERM) process based on the COSO—Enterprise Risk Management—Integrated Framework. The Chief Executive Officer oversees the ERM process, which is facilitated by the General Partner's Internal Audit department to help ensure objectivity and transparency. The Partnership has instituted a quarterly process that includes the participation of various levels of management to provide input on risk identification, risk assessment and risk response. The results of the ERM related activities are presented to the Audit Committee quarterly, and the Audit Committee provides regular reports to the Board of Directors regarding the status of these efforts. Beginning in April 2010, the Board of Directors will receive an annual report from management on the Partnership's ERM process and status.

Code of Business Conduct and Ethics

        We have adopted a Code of Conduct and Ethics that complies with SEC standards, applicable to the persons serving as our directors, officers (including without limitation, our Named Executive Officers), and employees. This includes the prompt disclosure to the SEC on a Current Report on Form 8-K of any waiver of the code for executive officers or directors approved by the Board of Directors. A copy of our Code of Business Conduct and Ethics is available free of charge in print to any unitholder who sends a request to the office of the Secretary of MarkWest Energy Partners, L.P. at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202-2126. The Code of Conduct and Ethics is also accessible and posted on our website at www.markwest.com.

Director Attendance at Annual Meetings

        Our directors are invited and encouraged to attend our annual meetings. Six of our directors attended the 2009 Annual Meeting of Common Unitholders.

Consideration of Director Candidates

        The Nominating and Corporate Governance Committee does not entertain, and does not have a policy regarding the consideration of, director candidates suggested by common unitholders. The General Partner relies upon the extensive industry experience and expertise of the members of the Nominating and Corporate Governance to identify qualified nominees for the Board of Directors.

Communication with Non-Management Directors

        Common unitholders are invited to contact any or all of the Partnership's outside directors by mailing a letter to one or all of them in care of the Partnership's headquarters. Any such correspondence received will be delivered unopened to the relevant party or parties. In addition, a common unitholder or any other interested party may anonymously raise concerns and issues to our non-management directors by submitting a report to EthicsPoint, our outside incident reporting service provider. Reports may be submitted to EthicsPoint by telephone at 1-866-384-4277 or online at its Internet website at www.ethicspoint.com. Reports submitted to EthicsPoint are distributed to the Chair of the Audit Committee, which is currently Keith E. Bailey, as well as to the General Partner's Senior Vice President and General Counsel and the Vice President of Compliance and Internal Audit.

        Finally, management welcomes, at any time, comments, questions or suggestions from any common unitholder. The Partnership remains dedicated to ensuring complete, accurate and prompt disclosure of all material information about the Partnership and its business and to continuing to serve the best interest of its common unitholders.

AUDIT COMMITTEE REPORT

        This report of the Audit Committee describes the responsibilities and considerations of the Audit Committee with respect to the year ended December 31, 2009. The Board of Directors of the General Partner has adopted a Charter of the Audit Committee, a copy of which is available on our Internet website at www.markwest.com. The information contained in the Audit Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the SEC nor shall the information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we have specifically incorporated it by reference into such filing.

        The current Audit Committee is comprised of Keith E. Bailey (chairman), Donald C. Heppermann, and William P. Nicoletti. During fiscal 2009, the Audit Committee held nine (9) meetings.

        The role of the Audit Committee is to oversee the Partnership's financial reporting process on behalf of the Board of Directors of the General Partner. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles and internal controls. The independent registered public accountants are responsible for performing independent audits of our consolidated financial statements in accordance with generally accepted auditing standards in the United States and of our internal controls over financial reporting and expressing opinions as to the conformity of such financial statements with generally accepted accounting principles in the United States and as to the effectiveness of our internal controls over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes. In this context, the Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2009 with management and the independent registered public accountants.

        Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States. The independent registered public accountants have discussed with the Audit Committee the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, our independent registered public accountants have provided the Audit Committee with the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, as currently in effect, and it has discussed with the accountants their independence from MarkWest Energy Partners. The Audit Committee has also considered whether the independent accountant's provision of non-audit services is compatible with maintaining the independent registered public accountants' independence and determined that it is.

        Based on the reports, reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Audit Committee Mr. Keith E. Bailey, Chairman Mr. Donald C. Heppermann Mr. William P. Nicoletti

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our directors, executive officers, and persons who own more than 10% of a registered class of our equity securities registered under Section 12 of the Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership in such securities. SEC regulations also require directors, executive officers and greater than 10% unitholders to furnish us with copies of all Section 16(a) reports they file.

        To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, we believe our directors, executive officers and greater than 10% unitholders complied with all Section 16(a) filing requirements during the year ended December 31, 2009, except as noted:

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  An amended Form 3 was filed for Mr. Beatty, for inadvertently failing to include certain historical holdings on his Form 3 filed in February 2008; and

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  A Form 4 for the purchase of 136.8628 MWE common units through distribution reinvestments from the period May 2008 through November 2009 and the purchase of 1,800 MWE common units on November 17, 2009, was inadvertently filed late for Mr. Beatty.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Transactions

        The independent members of the Board of Directors of our General Partner review those matters that the Board believes may involve conflicts of interest or related party transactions. In addition, the independent members of the Board of Directors conduct an annual review of conflicts issues and related party transactions. The Board of Directors does not have any written policies governing the review of conflicts of interest or related party transactions. The Board reviews each potential conflict or related party transaction based upon the facts and circumstances at issue to determine if the resolution of the conflict of interest or the related party transaction is fair and reasonable to us.

 COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        This compensation discussion and analysis ("CD&A") is intended to provide information about our compensation objectives and policies for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers, which we refer to in this proxy statement as our "Named Executive Officers," or "NEOs." The information contained in the CD&A will place in perspective the information contained in the tables that follow this discussion. Immediately following the CD&A is the Compensation Committee Report (the "Committee Report") and the compensation tables describing compensation earned and/or paid for performance in 2009, grants of plan-based equity awards, and outstanding equity awards held by the NEOs. At the end, we have provided information concerning change-in-control agreements.

        The Partnership's business and affairs are managed through our General Partner, MarkWest Energy GP, L.L.C. However, like many publicly traded limited partnerships, neither we nor our General Partner directly employ any of the persons responsible for managing our business. Rather, the executives, officers and employees providing services to our General Partner, and ultimately to the Partnership, are employed and compensated by our subsidiary, MarkWest Hydrocarbon. However, because MarkWest Hydrocarbon is a subsidiary of the Partnership, the Compensation Committee of the General Partner has been delegated the authority to determine these elements of compensation.

Compensation Committee

Role of Committee

        The Compensation Committee assists the Board with discharging its responsibilities relating to general compensation policies and practices and to compensation of our directors and executives. The Compensation Committee also administers the Partnership's incentive compensation plans, including its equity-based plans: the MarkWest Energy Partners, L.P. Long-Term Incentive Plan, the MarkWest Energy Partners, L.P. 2008 Long-Term Incentive Plan, the MarkWest Hydrocarbon, Inc. 1996 Stock Incentive Plan and the MarkWest Hydrocarbon, Inc. 2006 Stock Incentive Plan. In 2009 all of the awards under the MarkWest Hydrocarbon, Inc. 1996 Stock Incentive Plan vested, and this plan is no longer active. In discharging its responsibilities, the Compensation Committee establishes principles and procedures in order to ensure to the Board of Directors of the General Partner and the unitholders that the compensation practices of the Partnership are appropriately designed and implemented to incentivize and reward directors and executives in order to attract and retain high quality individuals, without encouraging excessive risk taking, and that the compensation practices are also in accordance with all applicable legal and regulatory requirements. In this context, the Compensation Committee's authority, duties and responsibilities are:

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  To annually review the Partnership's philosophy regarding executive compensation.

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  To periodically review market and industry data to assess the Partnership's competitive position, and to retain any compensation consultant to be used to assist in the evaluation of directors' and executive officers' compensation.

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  To establish and make recommendations to the General Partner's Board to approve the Partnership's goals and objectives, and associated measurement metrics relevant to compensation of our executive officers.

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  To establish and make recommendations to the General Partner's Board to approve incentive levels and targets relevant to compensation of the executive officers.

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  To annually review and make recommendations to the General Partner's Board to approve, for all principal executives and officers, the base and incentive compensation, taking into consideration the judgment and recommendation of the Chief Executive Officer for the compensation of the principal executives and officers.

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  To separately review, determine and make recommendations to the General Partner's Board to approve the Chief Executive Officer's applicable compensation levels based on the Committee's evaluation of the Chief Executive Officer's performance in light of the Partnership's and the individual's goals and objectives.

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  To periodically review and make recommendations to the General Partner's Board of Directors with respect to the compensation of directors, including board and committee retainers, meeting fees, equity-based compensation, and such other forms of compensation as the Compensation Committee may consider appropriate.

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  To administer and annually review the Partnership's incentive compensation plans and equity-based plans.

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  To review and make recommendations to the Board regarding any executive employment agreements, any proposed severance arrangements or change in control and similar agreements/provisions, and any amendments, supplements or waivers to the foregoing agreements, and any perquisites, special or supplemental benefits.

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  To review and discuss with management the Compensation Discussion and Analysis, and determine the Committee's recommendation for the CD&A's inclusion in the Partnership's Proxy Statement and Annual Report filed on Form 10-K with the SEC.

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  To annually review and reassess the Compensation Committee's charter and recommend changes to the Board of Directors of the General Partner, and to annually review its own performance in comparison to the charter.

        The Compensation Committee may delegate authority to its members or to a subcommittee that it may designate, so long as the delegate or subcommittee reports its actions to the Compensation Committee at the next meeting.

Committee Meetings

        Our Compensation Committee meets a minimum of four times a year at regularly scheduled meetings, and also sets additional meetings as often as necessary to perform its duties and responsibilities. The Compensation Committee receives and reviews materials prepared by management, compensation consultants, or committee members, as it deems appropriate, in advance of each meeting. Depending on the agenda for the particular meeting, these materials may include:

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  Minutes and materials from the previous meeting(s);

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  Reports on year-to-date Partnership financial performance versus budget;

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  Reports on progress and levels of performance of Partnership and individual objectives;

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  Reports on the Partnership's financial and unit performance versus a peer group of companies;

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  Reports from the Committee's compensation consultant regarding market and industry data relevant to executive compensation; and

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  Reports from other Committees and executive compensation summary worksheets.

 Objectives of Compensation Program

General Objectives and Overall Philosophy

        The primary objectives of our compensation program are to attract, retain and incentivize top-performing executives through a total compensation plan that is both market competitive and performance-based and that is intended to align compensation with the Partnership's short-term and long-term financial goals and unitholder distribution growth as well as the achievement of objectives consistent with the Partnership's strategic plans. We strive to accomplish these objectives by compensating all employees, including our NEOs, with a total compensation package consisting of a combination of competitive base salary and incentive compensation. We believe that compensation should be designed to reward executives and employees for achievement of the Partnership's financial and performance plans and strategic objectives and to provide opportunities for increased compensation based on extraordinary performance by our employees, including our NEOs. We also believe that appropriately designed compensation programs that align long-term Partnership and unit performance with long-term executive compensation opportunities allow the Partnership to attract and retain top performing executives. Following this philosophy, in determining NEO compensation, we consider all relevant factors, such as the competition for talent, our desire to link pay with performance, the use of equity to align NEO interests with those of our unitholders, individual contributions, teamwork and performance, each NEO's total compensation package, and internal pay equity.

        Our incentive compensation is based on a combination of performance metrics, including the Partnership's distributable cash flow ("DCF")(1) relative to plan, as well as discretionary factors established by the Board. In 2009, these discretionary factors included the Partnership's total return (unit and distribution price performance relative to the internally developed MLP Pipeline Peer Group), the achievement of balance sheet objectives determined by the Board of Directors, including distribution coverage, interest coverage and liquidity, and other organizational goals, including successful execution of the enterprise risk management project implementation goals, demonstrating full compliance and superior performance in the Partnership's environmental, health and safety practices, appropriate performance relative to commodity risk management and financial reporting goals, achieving or exceeding project economic forecasts and goals, general and administrative expense management, and customer satisfaction. As a result, our compensation programs do not reward or encourage undue risk taking in any particular business segment of the Partnership. The Board believes that these factors help to align the interests of our employees with those of our unitholders and promote the long-term success of the Partnership.

(1)
Distributable cash flow is a Non-GAAP measure. In general, we define DCF as net income, plus (i) depreciation, amortization, accretion and impairment expense; (ii) non-cash earnings from unconsolidated affiliates; (iii) distributions from / contributions to unconsolidated affiliates net of growth capital expenditures; (iv) non-cash compensation expense; (v) non-cash derivative activity; (vi) disposal of PP&E; and (vii) less maintenance capital expenditures. Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay partners. Distributable cash flow is also an important Non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships such as ours because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership pays to a unitholder).

Pay for Performance and Alignment with Long-Term Goals

        At the core of our compensation philosophy is our strong belief that pay should be directly linked to performance. We believe in a pay for performance culture that places a significant portion of executive's total compensation as contingent upon, or variable with, individual and departmental performance,

Partnership performance and achievement of strategic goals, including the goal of increasing unitholder value.

        The incentive compensation for our executives is in the form of (i) annual performance-based cash incentives to promote achievement of, and accountability for, shorter term performance plans and strategic goals, and (ii) long term equity incentive awards, designed to align the long-term interests of our executives with those of our unitholders, by creating a strong and direct link between executive compensation and unitholder return over a multiple year performance cycle. In February 2008, a three-year long-term incentive equity award was granted to the NEOs in the form of phantom units issued under the unitholder-approved Partnership's 2008 Long-Term Incentive Plan. The phantom unit grants consisted of both performance-based and time-based awards, covering the succeeding three years, with vesting of the units to be determined in each of the years 2009, 2010 and 2011. In order to keep a rolling three-year incentive horizon, upon the completion of the first year of the 2008 three year long term equity incentive award, the Board in 2009 added an additional year to the existing program with an annual grant that was equivalent to that under the existing program except that the vesting determination was scheduled for 2012. The Partnership's 2008 Long-Term Incentive Plan and the terms of the executive long-term equity incentive arrangements for the NEOs and other key employees are described in more detail below in this CD&A in the section entitled Elements of Executive Compensation—Incentive Compensation—Long-Term Equity Incentive Programs.

Base Compensation to Reflect Position and Responsibility and Competitiveness within Industry

        A key component of an executive's total compensation, base salaries are designed to compensate executives commensurate with their respective level of experience, scope of responsibilities, sustained individual performance and future potential. The goal has been to provide for base salaries that are sufficiently competitive with other similar sized energy companies and/or partnerships, both regionally and nationally, in order to attract and retain talented leaders.

Compensation Setting Process

Management's Role in the Compensation Setting Process

        Management plays a significant role in the compensation-setting process. The most significant aspects of management's role are:

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  Assisting in establishing business performance goals and objectives;

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  Evaluating employee and company performance;

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  Chief Executive Officer recommending compensation levels and awards for our other executives;

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  Implementing the Board-approved compensation plans; and

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  Assistance in preparing agenda and materials for the Committee and Board meetings.

        The Chief Executive Officer, the Chief Financial Officer and the General Counsel and Secretary generally attend the Compensation Committee meetings. However, the Committee also regularly meets in executive session. The Chief Executive Officer makes recommendations with respect to financial and corporate goals and objectives, and makes executive compensation recommendations for our executive officers, other than the Chief Executive Officer, to the Compensation Committee based on Partnership performance, individual performance and the peer group compensation market analysis. The Compensation Committee considers and deliberates on this information and in turn makes recommendations to the Board of Directors, for the Board's determination and approval, of the NEO's and other members of senior management's compensation, including base compensation, short-term cash incentives and long-term equity incentives. The Chief Executive Officer's performance and compensation is separately reviewed and evaluated by the Compensation Committee and ratified and approved by the Board of Directors.

Committee Compensation Consultants—Benchmarking

        To evaluate all areas of executive compensation, the Compensation Committee seeks the additional input of outside compensation consultants and available comparative information. The Compensation Committee engaged Mercer (US) Inc. as its compensation consultant to assist the Compensation Committee in assessing 2009 executive compensation levels. The peer group data assembled by Mercer included data from various midstream pipeline/energy companies, reflecting our industry competitors and giving a large sample size, but which included companies of varying revenue and market-cap sizes, with varying market maturity from start-up to very mature companies. The Compensation Committee focused on a subset of this peer group that was comprised of companies of a similar size and maturity to the Partnership, that we consider to be our competitors, due to products, services, markets, or geographical reach, that had similar credit profiles, comparable debt and equity markets or analogous growth or capital programs, and that as a result of a combination of several of these attributes, the Compensation Committee considered appropriate for comparison of overall performance for compensation review purposes. The companies within this internally developed peer group subset are referred to as the "MLP Pipeline Peer Group" and included: Atlas Pipeline Partners LP, Boardwalk Pipeline Partners LP, Buckeye Partners LP, Copano Energy, Crosstex Energy LP, DCP Midstream Partners LP, Eagle Rock Energy Partners, LP, Genesis Energy LP, Magellan Midstream Partners LP, ONEOK Partners LP, Penn Virginia, Regency Energy Partners LP, Sunoco Logistics Partners LP, Targa Resources Partners LP and Williams Partners LP. The compensation consultant's data was provided to the Compensation Committee to demonstrate the market levels within our industry, and the compensation consultant made recommendations regarding the base salaries and both short-term cash and long-term equity incentive awards for the NEOs and key employees.

        The Compensation Committee paid Mercer approximately $0.1 million for the compensation consulting services to assess 2009 executive compensation levels. Mercer is an affiliate of Marsh USA Inc., which independently provides insurance brokerage and risk management consulting services to the Partnership. Management retained Marsh to perform the insurance brokerage and risk management consulting services in accordance with the Partnership's policies and procedures. In 2009, the Partnership paid Marsh approximately $0.3 million for insurance brokerage and risk management consulting services provided to the Partnership. The engagement of Marsh did not require or receive approval of the Board of Directors or Compensation Committee.

        The Compensation Committee also takes into account broader based survey data for executive compensation among public companies in the energy industry, both regionally and nationally, such as the "ECI Liquid Pipeline Roundtable 2008 Compensation Survey," conducted by Effective Compensation, Incorporated, as we believe that this information provides us with a statistically significant sample that supplements the compensation consultant's peer group data.

Setting Total Compensation Levels and Targets

        To ensure our total compensation is competitive and provides appropriate rewards to attract and retain talented leaders, as discussed above, we rely on analyses of industry peer companies performed by our independent compensation consultant and on other industry and occupation specific survey data available to us. Our objective is to establish total compensation targets for the executive officers at approximately the 50th percentile of the peer group, with the opportunity to receive awards in the top quartile if exceptional performance in achieved. This total compensation arrangement recognizes that a significant opportunity in the executive officer's total compensation should be contingent upon, or variable with, achievement of individual and Partnership performance objectives and strategic goals, as well as being variable with unitholder value.

Setting Performance Objectives

        The Partnership's annual strategic and business plans are presented by management at the General Partner's January Board meeting. The Board engages in an active discussion concerning the financial targets, the appropriateness of the strategic objectives, and the difficulty in achieving the same. After making changes it deems appropriate, the Board of Directors adopts the Partnership's annual business plan. In establishing the compensation plan, our Compensation Committee then utilizes the primary financial objectives from the adopted business plan, including DCF, as the primary targets for determining 50% of the executive's short-term cash incentives. The remaining 50% of the executive officers' short-term incentive compensation is discretionary with the Board of Directors and is based upon the achievement of other performance goals and objectives that are set by the Board.

Annual Evaluation

        The Chief Executive Officer recommends the actual incentive award amounts for all other NEOs based on actual company performance relative to the targets as well as on individual performance, and recommends the NEOs' base salaries levels for the coming year. The Compensation Committee considers these recommendations at the end of each fiscal year in determining its recommendations to the Board of Directors for the final short-term cash incentive and long-term equity award amounts for each NEO and for the NEOs' base salary levels. The actual incentive amounts awarded to each NEO are ultimately subject to the approval of the Compensation Committee and the Board of Directors. The incentive awards for the Chief Executive Officer are separately reviewed and evaluated by the Compensation Committee using similar metrics, and ratified and approved by the Board of Directors.

Other Compensation

        Additional equity-based or other awards may be also granted to NEOs, as well as other officers and employees, upon commencement of employment, for promotions or special performance recognition, or for retention purposes, based on the recommendation of the Chief Executive Officer, or the Compensation Committee with respect to the Chief Executive Officer. In determining whether to recommend additional grants to an NEO, the Chief Executive Officer considers various factors, including the individual's performance, any planned change in functional responsibility, extraordinary performance, and other special circumstances that may arise from time to time.

Elements of Executive Compensation

Total Compensation

        In 2009, total compensation for our NEOs consisted of three elements: (i) base salary; (ii) an annual short-term incentive cash award based on achieving specific performance targets as measured by DCF and other objectives; and (iii) a long-term equity incentive award, which was granted at the beginning of 2009 in the form of phantom units of the Partnership and which vest on both a time-basis and a performance-basis. We generally do not award discretionary annual cash bonuses to our executives.

Base Salaries

        Base salaries are designed to compensate executives commensurate with their respective level of experience and scope of responsibilities, and to reward sustained individual performance and future potential. The goal has been to provide for base salaries that are sufficiently competitive with other similar sized energy companies and/or partnerships, both regionally and nationally, in order to attract and retain talented leaders. Base salaries were also the value upon which the short-term incentive compensation percentage targets for 2009 were measured against.

Incentive Compensation

        At the core of our compensation philosophy is our strong belief that pay should be directly linked to performance, thereby incenting strong performance. The performance-based compensation for our executives is in the form of (i) annual short-term cash incentives, and (ii) long-term equity incentive awards. Incentive compensation is intended to align compensation with business objectives and performance and enable the company to attract, retain and reward high quality executive officers whose contributions are critical to the short and long-term success of the Partnership. The annual/short-term cash incentives are to promote achievement of, and accountability for, shorter term performance plans and goals, while the long-term equity awards are designed to focus more on the strategic and long-term performance plans and sustained success of the Partnership, in both an absolute sense and relative to its peers, and by creating a strong and direct link between executive compensation and unitholder return over a multiple year performance cycle, long-term equity incentive awards align the long-term interests of our executives with those of our common unitholders. The actual incentive amounts awarded to each NEO, other than the Chief Executive Officer, are recommended by the Chief Executive Officer, and the amounts awarded to all NEOs are ultimately subject to the approval of the Compensation Committee and the Board of Directors. Incentive compensation consists of both short-term and long-term awards, which are described below.

  Short-Term Cash Incentive Plan Compensation

        Short-term incentive awards are paid out in annual cash awards. The short-term cash incentive award targets for the NEOs are established at the beginning of the year as a percentage of their base salary, and the actual awards are determined at the following year's January Board of Directors meetings based on actual company performance relative to established goals and objectives, as well as on evaluation of the NEO's relevant departmental and individual performance during the past year. The NEOs' 2009 short-term incentive awards were based upon various performance metrics, including: 1) the Partnership's DCF; 2) the Partnership's total return (unit and distribution price performance) for 2009 relative to the internally developed MLP Pipeline Peer Group; 3) balance sheet objectives established by the Board and consistent with the 2009 financing plan, including distribution coverage, interest coverage and liquidity; 4) achievement of other broad organizational objectives, including successful execution of the enterprise risk management project implementation goals, demonstrating full compliance and superior performance in the Partnership's environmental, health and safety practices, appropriate performance relative to commodity risk management and financial reporting goals, achieving or exceeding project economic forecasts and goals, general and administrative expense management, and customer satisfaction; and 5) each executive's departmental and individual goals and performance. The short-term cash incentive pool is funded only if a minimum of 75% of the DCF target of the Partnership is met. Once the threshold is met, then the size of the fund available for all cash incentive awards increases in relation to the extent to which financial targets and other financial and non-financial objectives are achieved and exceeded, in a linear fashion from threshold to plan, which represents 100% percent of the cash flow target for the Partnership, through to full stretch, which is capped at 125% of the cash flow target. Short-term cash incentive awards for the NEOs for 2009 performance were targeted at approximately 60% to 75% of base salary for achievement of base-plan performance goals and up to an additional 40% to 50% of base salary for achievement of stretch performance as more fully described under the section entitled Compensation Decisions for 2009.

  Long-Term Equity Incentive Program

        Our NEOs and other members of senior management are awarded long-term equity awards based upon meeting or exceeding longer term financial and non-financial targets that are established by the Board of Directors. The awards are intended to reward performance over time and to provide an opportunity to participate in the equity appreciation of the units. Long-term equity awards are also intended to provide a strong retention element for top-performing executives. Recipients do not pay any consideration for the units they receive, but are responsible for paying any payroll tax liability associated with these units.

        Equity incentive awards are issued pursuant to the 2008 Long-Term Incentive Plan, which, as approved by the unitholders on February 21, 2008, has an effective date of January 1, 2008 and a term of ten (10) years. The purpose of the 2008 Long-Term Incentive Plan is to allow the Partnership to continue to attract and retain highly qualified officers, directors, and key employees and to motivate these individuals to serve the Partnership and their affiliates. The 2008 Long-Term Incentive Plan provides for grants of phantom units, restricted units, unrestricted units, and distribution equivalent rights. Any of these awards may be made as performance incentives to reward attainment of annual or long-term performance goals of the Partnership. Certain change in control transactions involving the Partnership or the General Partner may result in the acceleration of vesting of awards granted under the 2008 Long-Term Incentive Plan. The Partnership has reserved 2.5 million Partnership common units for issuance under the plan. Awards under the 2008 Long-Term Incentive Plan are subject to the approval of the Compensation Committee of the General Partner.

        The long-term equity incentive awards granted to the NEOs in 2009 were made pursuant to a one-year addition to the senior executive and key employee three-year long-term incentive program that was approved by the Compensation Committee in 2007 and ratified by the Board of Directors in 2008 (the "Original 2008 LTI Program"). The phantom units awarded under the Original 2008 LTI Program included a time-based and performance-based vesting schedule over a three year period and included distribution equivalent rights. The Original 2008 LTI Program provided for a grant of phantom units to senior executives and key employees covering the full three years of the program, consisting of aggregate grants of 772,500 phantom units, of which an aggregate of 570,000 phantom units were granted to the NEOs. The amount of phantom units granted to each NEO and key employee under the Original 2008 LTI Program was determined by the Compensation Committee and the Board of Directors and was based upon various factors, including the specific functions and responsibilities performed by each participant, the level of industry specific experience and expertise that is required to perform those functions and responsibilities, and the availability of other individuals either within or outside of the industry with similar qualifications and expertise. The determination for the NEOs also took into account the redemption of each of the participant's general partner membership interests, if any, done in conjunction with the merger of the Partnership with MarkWest Hydrocarbon. The full three-year grants of the Original 2008 LTI Program are reflected in the Summary Compensation Table under the section entitled Compensation of Directors and Executive Officers below, under the Table's column entitled "Stock Awards" for year 2008, and the additional one-year 2009 grant is listed under year 2009 of the Table's column entitled "Stock Awards." For both the Original 2008 LTI Program and the 2009 one-year extension grant, forty percent (40%) of the total individual grant is based on continuing employment over the vesting period, and sixty percent (60%) of the total individual grant is performance-based. Vesting of the performance-based awards was conditional upon the achievement of a designated annual financial performance goal established by the Board of Directors, with 10% of the performance-based awards reserved for vesting at the discretion of the Compensation Committee of the Board of Directors. This annual financial performance goal consisted of successive annual targets of DCF per common unit for each annual vesting period and vesting is tiered according to achievement of each of the targets pursuant to the following thresholds: (i) 50% of the performance-based phantom units vest upon attainment of a "Base" target growth rate; (ii) an additional 20% of the performance-based phantom units vest on attainment of a "Stretch A" target growth rate; (iii) another 20% of the performance-based phantom units vest on attainment of a "Stretch B" target growth rate; and (iv) and the remaining 10% of the performance-based phantom units vest based on the Board's discretion, which is driven by factors the Board deems relevant at the time of the vesting date of the award installment. The Original 2008 LTI Program also contained a recapture provision; if the annual performance targets was not achieved in year one and/or year two of the vesting schedule, but the cumulative three year overall performance goal was achieved, the recapture provision allowed for the vesting of a reduced percentage of the year one and/or year two performance equity awards. The 2009 extension of the Original 2008 LTI Program was designed to maintain a rolling three-year incentive horizon for the program, and was approved by the Compensation Committee and the Board of Directors in January 2009. This extension involved an additional grant of phantom unit awards for each NEO equivalent in amount to an annual award under the Original 2008 LTI Program, but with a single future vesting date of January 31, 2012 based on a target of DCF per unit to be achieved in fiscal year 2011.

Allocation Among Compensation Elements

        Under our 2009 compensation structure, base salary is the value from which the short-term incentive award amounts are calculated. Short-term cash incentive awards for the NEOs for 2009 performance were targeted at approximately 60% to 75% of base salary for achievement of base-plan performance goals and up to an additional 40% to 50% of base salary for achievement of stretch performance as more fully described under the section entitled Compensation Decisions for 2009. Long-term incentive awards are based on the long-term equity incentive program for senior executives and key employees described above and other considerations that may be relevant at the time that the compensation determinations are made.

Compensation Decisions for 2009

Base Salaries

        For 2009, due to economic conditions, the Compensation Committee and the Board determined to not increase base salaries but instead maintain salaries at the 2008 levels. Accordingly, the salaries of the NEO's in 2009 were: $450,000 for the CEO and $300,000 for each of the other NEOs.

Short-Term Cash Incentive Awards

        The short-term cash incentive award targets for the NEOs for 2009 were established by the Board at the beginning of the year. For the CEO, the short-term cash incentive award target was set at 75% of base salary for achievement of base-plan performance goals and at up to 125% of base salary for achievement of stretch performance. The other NEO targets were established at 60% of base salary for achievement of base-plan performance goals and at up to 100% of base salary for achievement of stretch performance. 50% of the short-term cash incentive pool is funded according to the Partnership's annual DCF performance and 50% of the pool is funded pursuant to satisfaction of other financial and non-financial goals (collectively "non-DCF performance goals and objectives"). The base-plan DCF target for 2009 was an annual DCF of $178.9 million. Stretch performance was set at 125% of the base-plan target, or annual DCF of $223.7 million. The Board also established the non-DCF performance goals and objectives, which are evaluated with respect to funding 50% of the NEOs' short-term incentive compensation. For 2009, these non-financial performance goals and objectives included a combination of (1) the total return (unit and distribution price performance) to unitholders for 2009 relative to the internally developed MLP Pipeline Peer Group; (2) balance sheet objectives consistent with the 2009 financing plan, including distribution coverage, interest coverage and liquidity; and (3) achievement of other organizational objectives, including successful execution of the enterprise risk management project implementation goals, demonstrating full compliance and superior performance in the Partnership's environmental, health and safety practices, appropriate performance relative to commodity risk management and financial reporting goals, achieving or exceeding project economic forecasts and goals, general and administrative expense management, and customer satisfaction. The Compensation Committee and the Board review these items in the aggregate, weighing the performance of the Partnership as a whole against the goals and objectives, and determine the appropriate level of funding. Individual performance of the CEO is evaluated by the Compensation Committee and by the Board in executive session on overall company performance (absolute performance and performance relative to the internally developed MLP Pipeline Peer Group companies), together with evaluation of subjective performance measures. The other NEOs' individual performance is evaluated by the CEO based on subjective appraisals of relevant department and individual performance and responsibilities and these evaluations are then reported by the CEO to the Compensation Committee and the Board.

        The actual 2009 short-term cash incentive awards were determined at the January 2010 Board of Directors meetings based on actual Partnership performance relative to the established goals and objectives, as well as on evaluation of each NEO's relevant departmental and individual performance during the past year. In 2009, the Partnership's annual DCF was $192.4 million which exceeded our base-plan goals in financial targets. In addition, the Compensation Committee and Board reviewed the non-DCF performance goals and objectives and determined that almost universally the Partnership had far exceeded the goals and objectives, including top tier total return to relative to the internally developed MLP Pipeline Peer Group and the execution of the Partnership's strategic plan to sustain distributions, retain strategic opportunities and improve the Partnership's liquidity and financial position. Recognizing these factors and the very challenging economic conditions during 2009, the Compensation Committee and the Board approved the short-term cash incentive awards for 2009 at 113% of base salary for the CEO, representing $509,000, and 86% of base salary for the other NEOs, representing $258,000 each.

Long-Term Equity Incentive Awards

        The long-term incentive awards to the NEOs made in January 2009 were made pursuant to a one-year addition to Original 2008 LTI Program, made in order to maintain a three-year incentive horizon. The CEO received a phantom unit grant of 50,000 units, and the other NEOs received phantom unit grants ranging from 30,000 to 40,000 units. These grants are reflected in the Summary Compensation Table under the section entitled Compensation of Directors and Executive Officers below, under the Table's column entitled "Stock Awards." These units are subject to a single future vesting date of January 31, 2012, with forty percent (40%) of each grant based on continuing employment over the three year vesting period, and sixty percent (60%) of each grant being performance-based with the performance metric being a targeted DCF per unit value to be achieved in fiscal year 2011.

        The actual long-term equity incentive awards for 2009 performance were determined at the January 2010 Board of Directors meetings based on actual Partnership performance. The Original 2008 LTI Program's performance-based unit awards were based on the single metric of DCF earned per common unit growth rate. Due to the unprecedented economic conditions in 2008 and 2009 and the proactive actions taken by the Partnership to improve liquidity and strengthen the balance sheet, the Partnership, although achieving "stretch" performance in its 2009 financial targets, did not meet the Base, Stretch "A" or Stretch "B" target growth rates for DCF earned per common unit set in 2008 under the Original 2008 LTI Program, and as a result the performance-based units scheduled for vesting determination in January 2010 under the Original 2008 LTI Program did not vest. However, the Compensation Committee recognized the Partnership's performance and execution of the business plan during 2009, including the successful achievement of the key commercial, balance sheet, liquidity, distributable cash flow metrics, and its top tier total return to its unitholders relative to its peer groups, as well as the execution of key commercial and strategic transactions to improve the Partnership's liquidity and financial position and to sustain distributions, all of which were considered exceptional given the challenging economic conditions. Accordingly, the Compensation Committee and the Board of Directors exercised its authority and granted unrestricted common units to the NEOs in recognition of having provided substantial business performance and key services to the Partnership and the General Partner during fiscal year 2009, as follows: 55,000 units to the Chief Executive Officer; and a range of 18,000 and 24,000 units to each of the other NEOs. The Board also approved the January 31, 2010 vesting of the time-based phantom unit installment for each of the NEOs under the awards previously granted pursuant to the Original 2008 LTI Program awards, resulting in vesting of 20,000 units for the Chief Executive Officer and in a range of 12,000 and 16,000 units for the other NEOs. Because these equity awards for 2009 performance were made in 2010, under the SEC rules, the above described awards are not included for 2009 in the Summary Compensation Table below under the section entitled Compensation of Directors and Executive Officers, but will be included in our Summary Compensation Table for 2010.

2010 Long Term Equity Program

        As described above, due to the unprecedented economic conditions in 2008 and 2009 and the proactive actions taken by the Partnership to improve liquidity and strengthen the balance sheet, the Partnership was unable to meet the target growth rates of DCF per common unit previously set under Original 2008 LTI Program, notwithstanding achieving "stretch" performance in its overall 2009 financial targets and other corporate objectives and goals. As a result, none of the performance-based unit awards of the Original 2008 LTI Program for the 2009 performance period vested. The Compensation Committee and the Board of Directors further determined that it was likewise highly improbable that the remaining performance-based phantom unit awards under the Original 2008 LTI Program or the units awarded under the 2009 one-year extension of the program, would vest based on the targeted metric of DCF per common unit. However, the Compensation Committee and the Board of Directors recognized the need to provide long term incentives in order to continue to retain and reward high-performing executive officers and to continue to align the long-term interests of our executives with the long-term performance and sustained success of the Partnership and the return to unitholders. As a result, in April 2010, the Board of Directors approved a 2010 senior executive and key employee long-term equity incentive program (the "2010 LTI Program"). In connection with the 2010 LTI Program, the Board approved performance-based phantom unit awards to the NEOs that will be subject to vesting in two equal installments on January 31, 2011 and January 31, 2012. The number of performance-based units awarded under this two-year grant ranged from 36,000 to 60,000 phantom units for each of the NEOs. The Compensation Committee and the Board of Directors determined that the performance metrics for the vesting of these awards should primarily be based upon the Partnership's total unitholder return (unit price appreciation and distribution performance) over the three year period prior to the scheduled vesting date, compared to the total unitholder return of the internally developed MLP Pipeline Peer Group. Under this performance criterion, the Partnership's total unitholder return over the prior three year period must be in at least the 40th percentile as compared to the internally developed MLP Pipeline Peer Group as a threshold for any of the performance-based phantom units to vest. Once this threshold has been satisfied, the performance-based units would vest as follows: 50% of each installment of the performance-based phantom units would vest if the Partnership's total unitholder return was in the 40th to 60th percentile as compared to the internally developed MLP Pipeline Peer Group; 75% of each installment of the performance-based phantom units would vest if the Partnership's total unitholder return was in the 60th to 80th percentile as compared to the internally developed MLP Pipeline Peer Group; and 100% of each installment of performance-based units would vest if the Partnership's total unitholder return was in the 80th to 100th percentile as compared to the internally developed MLP Pipeline Peer Group. However, the Compensation Committee and the Board of Directors will retain the discretion to increase or decrease the number of units to vest by up to twenty-five percent (25%) based on Partnership performance. These performance-based phantom units do not include distribution equivalent rights. In the unlikely event that the performance goals are satisfied for the vesting of the performance-based phantom units awarded under the Original 2008 LTI Program or the 2009 one-year extension of the program, those phantom units will not vest except in the discretion of the Compensation Committee and the Board of Directors. The Compensation Committee and the Board of Directors are continuing to evaluate the long-term equity incentive program for the periods beyond 2012 to assure alignment of executive performance with the long-term interests of our common unitholders.

Other Compensation Components

Employment Agreements

        On September 5, 2007, Mr. Semple entered into an employment agreement with MarkWest Hydrocarbon. This employment agreement replaces Mr. Semple's previous employment agreement with the Company dated November 1, 2003. Mr. Semple's employment agreement has a term of three years, commencing as of September 5, 2007, the effective date of the agreement. Under the employment agreement, Mr. Semple receives his annual salary and is eligible to participate in cash and equity incentive bonus programs based on criteria established by the Board of Directors. All of Mr. Semple's equity incentive awards shall vest in full immediately prior to a change of control of the Partnership. If Mr. Semple's employment is terminated without cause, or is terminated by Mr. Semple for good reason (as defined in the employment agreement which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed on September 11, 2007, including a change in control), or is terminated due to Mr. Semple's death or disability, the employment agreement provides that Mr. Semple shall be paid a lump sum severance amount equal to: (i) thirty-six months of his then current base salary, plus (ii) three times the average annual bonus earned by Mr. Semple for the two most recently completed fiscal years, plus a pro-rata portion of the target amount of the annual bonus for the fiscal year of termination. MarkWest Hydrocarbon would also pay the premiums for health insurance continuation under COBRA for up to a thirty-six month period, and those portions of outstanding equity awards that would have otherwise vested solely upon the continuation of Mr. Semple's employment for the twelve month period following the termination date would be immediately vested upon the termination date. If Mr. Semple terminates his employment without good reason, then he would receive a lump sum severance amount equal to six months of his then current base salary, and MarkWest Hydrocarbon would also pay the premiums for health insurance continuation under COBRA for up to a six-month period. Severance payments are conditioned on Mr. Semple entering into a release with MarkWest Hydrocarbon, the Partnership and its affiliates. Mr. Semple is also subject to a 6-month non-compete covenant and an 18-month non-solicitation covenant under the employment agreement.

        On September 5, 2007, each of the other NEOs, Ms. Buese, Mr. Mollenkopf, Mr. Nickerson and Mr. Bromley, entered into employment agreements with MarkWest Hydrocarbon. The employment agreements for each of the other NEOs are similar to each other in all material respects. These employment agreements each have a term of three years, commencing as of September 5, 2007, the effective date of the agreements. Under the employment agreements, each of the other NEOs receive their annual salary and are eligible to participate in cash and equity incentive bonus programs based on criteria established by the Board of Directors. If an NEO's employment agreement is terminated without cause, or is terminated by the NEO for good reason (as defined in the employment agreement the form of which is filed as Exhibit 10.2 to our Current Report on Form 8-K filed on September 11, 2007, including a change in control), or is terminated due to the NEO's death or disability, the employment agreement provides that the NEO shall be paid a lump sum severance amount equal to: (i) twenty-four months of the NEO's then current base salary, plus (ii) two times the average annual bonus earned by the NEO for the two most recently completed fiscal years, plus a pro-rata portion of the target amount of the annual bonus for the fiscal year of termination. MarkWest Hydrocarbon would also pay the premiums for health insurance continuation under COBRA for up to a twenty-four month period, and those portions of outstanding equity awards that would have otherwise vested solely upon the continuation of the NEO's employment for the twelve month period following the termination date would be immediately vested upon the termination date. If any NEO terminates his or her employment without good reason and has been employed with MarkWest Hydrocarbon for more than one year, then the NEO would receive a lump sum severance payment equal to three months of their then current base salary, and MarkWest Hydrocarbon would also pay the premiums for health insurance continuation under COBRA for up to a three-month period. Severance payments are conditioned on the NEO entering into a release with MarkWest Hydrocarbon, the Partnership and its affiliates. The NEOs are also subject to 6-month non-compete and 18-month non-solicitation covenants under the employment agreement.

Severance Plan

        In 2007, the 2007 Severance Plan was approved to provide coverage for those management and key personnel who were not covered by individual employment agreements. In order to be deemed a covered person and be eligible to receive the benefits of the 2007 Severance Plan, a person must be identified and approved by the Board of Directors. For those persons covered under the 2007 Severance Plan, the plan provides for payment of benefits in the event that (i) the covered person terminates his or her employment for "good reason" (as defined), (ii) the covered person's employment is terminated "without cause" (as defined), (iii) the covered person's employment is terminated by reason of death or disability or (iv) if the covered person is a Vice President and has been employed for at least twelve months, the covered person voluntarily resigns. The covered person shall be entitled to receive a lump sum severance payment of base salary and continued medical benefits for a period ranging from three months to twelve months, depending upon the covered person's status at the time of the termination. In addition, all of a covered person's equity awards will become fully vested if the covered person's employment is terminated for good reason, death, disability or without cause on or within one year following a change of control. The eligibility for qualifying for these benefits is subject to the covered person entering into acceptable non-compete, non-solicitation, confidentiality and release agreements with the Company.

Indemnification Agreements

        In April 2008, the Partnership and our General Partner entered into second amended and restated indemnification agreements with all of the directors and officers of the General Partner (referred to as the "indemnitees"), including Mr. Semple, Ms. Buese, Mr. Nickerson, Mr. Mollenkopf and Mr. Bromley. The second amended and restated indemnification agreements become operative if the indemnitees were or are or become, or are threatened to be made, a party to or witness or other participant in, or were or are or become obligated to furnish documents in response to a subpoena or otherwise in connection with, any threatened, pending or completed claim, action, suit, proceeding, arbitration or alternative dispute resolution mechanism, investigation, inquiry, administrative hearing, appeal or any other actual, threatened or completed proceeding, whether brought in the right of the Partnership, the General Partner, their affiliates or otherwise and whether of a civil, criminal, administrative, arbitrative or investigative nature, by reason of the fact that indemnitees were or are or may be deemed a director, officer, employee, controlling person, agent or fiduciary of the Partnership, the General Partner, their affiliates or any other person for which indemnitees are or were or may be deemed to be serving at the request of the General Partner, or by reason of any action or inaction on the part of indemnitees while serving or acting or having served or acted in any that capacity. Upon the occurrence of an indemnification event, the Partnership and the General Partner will indemnify the indemnitees against all losses and expenses (as defined in the second amended and restated indemnification agreements), so long as the indemnitees acted in good faith and in a manner the indemnitees reasonably believed to be in, or not opposed to, the best interests of the General Partner, and, with respect to any criminal proceeding, had no reasonable cause to believe indemnitees' conduct was unlawful. There are certain limitations on the obligation of the General Partner and the Partnership to indemnify the indemnitees in connection with a claim brought by or in the name of the General Partner to obtain a judgment in its favor.

Retirement Plans

        MarkWest Hydrocarbon maintains a 401(k) plan to which MarkWest matches employee contributions up to the first 6% of an employee's annual base salary, up to the maximum amount that may be contributed under applicable law. We do not provide any supplemental retirement benefits to our senior executives.

Potential Payments Upon Termination or Change in Control

        As described above, the employment agreements for our NEOs provide for certain payments to be made to them under certain circumstances upon the termination of their employment. In connection with determining the type, amount and timing of the payments to be made upon the termination of employment under the NEOs' employment agreements, the Compensation Committee reviewed available market information and identified those payments and provisions that the Compensation Committee deemed to be appropriate for inclusion in the employment agreements. In addition, under the employment agreements, the Partnership's Long-Term Incentive Plan and 2008 Long-Term Incentive Plan, and the MarkWest Hydrocarbon, Inc. 1996 Stock Incentive Plan and 2006 Stock Incentive Plan, the vesting of the phantom units held by each of the NEOs would automatically accelerate upon a change in control. The potential payments that may be made to the NEOs upon a termination of their employment or in connection with a change of control as of December 31, 2009 are set forth in the Payments Upon Termination or Change in Control Table below in the section entitled Compensation of Directors and Executive Officers.

Perquisites

        MarkWest does not provide for any perquisites or any other benefits for its senior executives that are not available to other employees.

Tax Deductibility of Compensation

        We generally will seek to maximize the deductibility for tax purposes of all elements of compensation. We also periodically review compensation plans in light of applicable tax provisions and may revise plans to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it in the best interests of the Partnership.

Option Grants

        Although permitted under the Long-Term Incentive Plan, no options have been granted by the Partnership.

Compensation Policies and Risk Management

        The Board of Directors does not believe that the compensation policies and practices for MarkWest Hydrocarbon's employees are reasonably likely to have a material adverse effect on the Partnership. We compensate all employees, including our NEOs, with a combination of competitive base salary and incentive compensation. The incentive compensation component may be comprised of short-term incentive compensation, consisting of an annual cash incentive, and long-term incentive compensation, consisting of equity grants. A significant portion of our NEO's and management employees' compensation is in the form of long-term equity grants. All or a portion of the long-term equity grants vest over time, thereby encouraging employees to adopt a long-term perspective in connection with the Partnership's performance and discourage excessive risk taking to achieve short-term goals.

        In addition, the funding of our short-term cash incentive pool and, for non-executive employees, of our long-term incentive compensation pool is based on a combination of performance metrics, including the Partnership's DCF relative to plan, as well as discretionary factors established by the Board. In 2009, these discretionary factors included the Partnership's total return (unit and distribution price performance relative to the internally developed MLP Pipeline Peer Group), the achievement of balance sheet objectives determined by the Board of Directors, including distribution coverage, interest coverage and liquidity, and other organizational goals, including successful execution of the enterprise risk management project implementation goals, demonstrating full compliance and superior performance in the Partnership's environmental, health and safety practices, appropriate performance relative to commodity risk management and financial reporting goals, achieving or exceeding project economic forecasts and goals, general and administrative expense management, and customer satisfaction. The portion of the incentive pools that is funded based upon the Partnership's DCF ranges from 50% to 70%, while the remaining portion of the pools is funded based upon the discretionary factors. The inclusion of the discretionary factors for the funding of the incentive pools encourages employees to balance the achievement of the Partnership's goals regarding DCF against other Partnership strategic goals that are important to the Partnership's overall financial strength, liquidity and operational performance. In addition, the funding of the incentive pools is based upon the performance of the Partnership as a whole, and not any particular business segment. As a result, it does not reward or encourage undue risk taking in any particular business segment of the Partnership. The Board believes that these factors help to align the interests of our employees with those of our unitholders and promote the long-term success of the Partnership.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee are Charles K. Dempster (chairman), William A. Kellstrom, Anne E. Fox Mounsey and Donald D. Wolf. No Compensation Committee member during 2009 was an officer or employee of the Partnership or the General Partner during 2009 or was formerly an officer of the Partnership or the General Partner.

 COMPENSATION COMMITTEE REPORT

        The information contained in the Compensation Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the SEC nor shall the information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we have specifically incorporated it by reference into such filing.

        The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Partnership's Proxy Statement and its Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted by:	Charles K. Dempster, Chairman William A. Kellstrom Anne E. Fox Mounsey Donald D. Wolf Members of the Compensation Committee

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

        The compensation of the named executive officers presented in the following compensation tables reflects the total combined compensation for the services provided by the named executive officers to the Partnership and, prior to the merger with MarkWest Hydrocarbon, to MarkWest Hydrocarbon. We use "MWE" to refer to the Partnership and phantom unit awards in the Partnership and "MWP" to refer to MarkWest Hydrocarbon and restricted stock awards in MarkWest Hydrocarbon. Equity awards in the Partnership are in the form of units or phantom units, while equity awards in MarkWest Hydrocarbon were in the form of restricted stock or options. Restricted stock awards in MarkWest Hydrocarbon were converted into phantom unit awards in connection with the merger with MarkWest Hydrocarbon.

Summary Compensation Table

        The following table sets forth the cash and non cash compensation earned for the years ended December 31, 2009, 2008 and 2007, respectively, by each person who served as the Chief Executive Officer, Chief Financial Officer and the three other highest paid officers during the last fiscal year (the "Named Executive Officers").

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)(4)(5)(6)	Total ($)
Frank M. Semple	2009	450,000	—	166,200	—	509,000	441,375	1,566,575
President and Chief	2008	447,692	—	3,321,757	—	303,750	2,050,914	6,124,113
Executive Officer	2007	414,754	—	349,849	—	420,000	5,313,551	11,890,409
Nancy K. Buese	2009	300,000	—	99,720	—	258,000	276,529	934,249
Senior Vice President,	2008	296,154	—	1,967,172	—	162,000	552,907	2,978,233
Chief Financial Officer	2007	248,215	75,000	266,339	—	225,000	958,996	2,258,648
Randy S. Nickerson	2009	300,000	—	132,960	—	258,000	339,111	1,030,071
Senior Vice President,	2008	298,077	—	2,443,886	—	162,000	1,558,921	4,462,884
Chief Commercial	2007	270,138	—	107,479	—	247,500	3,757,987	8,731,089
Officer
John C. Mollenkopf	2009	300,000	—	132,960	—	258,000	338,960	1,029,920
Senior Vice President,	2008	298,077	—	2,443,886	—	162,000	1,559,314	4,463,277
Chief Operations	2007	269,369	—	102,440	—	247,500	3,762,180	8,729,474
Officer
C. Corwin Bromley	2009	300,000	—	99,720	—	258,000	269,400	927,119
Senior Vice President,	2008	296,154	—	1,982,846	—	162,000	382,932	2,823,932
General Counsel	2007	247,446	75,000	206,824	—	225,000	748,696	1,795,515

(1)
This column sets forth the discretionary cash bonuses awarded in connection with work performed on the merger with MarkWest Hydrocarbon.

(2)
This column reflects the grant date fair value of long term equity incentive awards in each of the associated years, including the single year aggregation of the multi-year (3-years) awards granted in year 2008. The grant date fair value was calculated using the assumptions set forth in the footnotes to the financial statements of MarkWest's Annual Report on Form 10-K for the year ended December 31, 2009, which are incorporated herein by reference. The long term equity awards listed under this column include time-based and performance-based phantom units, and the awards are described more fully in the Compensation Discussion and Analysis—Compensation Decisions for 2009—Long-Term Equity Incentive Awards above, and in this footnote below. For each of the years presented, the value of the awards include the entire portion of the time-based phantom units granted in that year, but for the performance-based portion of the award, the grant date fair value considers the probability of the vesting of the phantom units and includes only that portion which the Partnership could consider probable of vesting on their relevant vesting date. In 2007, the long term equity incentive awards were based on the previous year's performance and then subject only to a three year time-vesting schedule. Accordingly, as these were deemed probable of vesting, the grant date fair value of the 2007 award includes the entire value of the grant. The phantom unit awards granted in 2008 under the Original 2008 LTI Program following the merger with MarkWest Hydrocarbon consisted of a multi-year award for an entire three-year award period through January 31, 2011. The grant date fair value of this 2008 award aggregates the full three years of the time-based portion of the grant, but only the first year (eligible for vesting on January 31, 2009) of the performance-based portion is included, as the Partnership determined that the last two years should be given no value based on an evaluation of the probability of vesting in the future. The phantom unit awards granted in 2009 consisted of a one year addition to the Original 2008 LTI Program which were subject to vesting on January 31, 2012. The grant date fair value of the 2009 award includes the full value of the time-based portion of the grant, but the performance-based portion was given no value based on an evaluation of the probability of vesting in the future (January 31, 2012) as the established DCF per common unit performance metric was determined to be unachievable. If all of the performance-based phantom unit awards granted under the long term equity incentive awards had been expected to vest, the grant date fair value of all of the phantom unit awards (time-based and performance-based) for the respective years would have equaled as follows: Mr. Semple: 2008—$5,229,157, 2009—$415,500; Ms. Buese: 2008—$3,111,612, 2009—$249,300; Mr. Nickerson: 2008—$3,969,806, 2009—$332,400; Mr. Mollenkopf: 2008—$3,969,806, 2009—$332,400; and Mr. Bromley: 2008—$3,127,286, 2009—$249,300.

(3)
This column aggregates amounts for the NEOs' non-cash compensation expense for their purchased Class B GP Interests in 2007 and 2008, distribution equivalent rights payments received on phantom units, matching contribution to their 401(k) plan, and distributions paid on Class B GP Interests (net of capital calls) in 2007 and 2008, as further described in the footnotes below.

(4)
This column includes amounts for years 2007 and 2008 which were not paid to the NEOs but were calculated as non-cash compensation expense for their purchased membership interests in the Partnership's General Partner. Prior to the merger with MarkWest Hydrocarbon, each of the NEOs, as well as other current and former members of management and directors of MarkWest Hydrocarbon and our General Partner, were permitted to purchase membership interests, referred to as Class B GP Interests, in the Partnership's General Partner. These purchase arrangements were generally referred to as the Participation Plan. While this arrangement was treated as a compensatory plan for accounting purposes, for many publicly traded limited partnerships, this type of arrangement is considered to be an investment. For 2007 and 2008, the Partnership calculated the value of the investment based upon a valuation formula, and then recorded compensation expense equal to the difference between that calculated value and the amount paid by the individual for his or her Class B GP Interest. These amounts were not paid to the NEOs in 2007 or 2008. The Partnership acquired the Class B GP Interests held by the NEOs in connection with the merger with MarkWest Hydrocarbon in February 2008. For more information regarding the amounts actually paid to the NEOs as a result of the Partnership's acquisition of the Class B GP Interests, please see our Proxy Statement for our 2009 Annual Meeting filed with the SEC on April 23, 2009, which is available at www.sec.gov.

(5)
For the year ended December 31, 2009, the amount of MWE limited partner distribution equivalent rights payments received was as follows: Mr. Semple $426,675; Ms. Buese $261,829; Mr. Nickerson $324,411; Mr. Mollenkopf $324,260; and Mr. Bromley $254,700.

(6)
For the year ended December 31, 2009 our matching contribution to the named executive's 401(k) plan was $14,700.

Grants of Plan-Based Awards Table

        The following table sets forth the stock awards granted for the year ended December 31, 2009 and estimated future payments under our non-equity incentive compensation plan for the Named Executive Officers.

									All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)(3)
Name and Principal Position	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Frank M. Semple			168,750	337,500	562,500	N/A	N/A	N/A	—	—	—	—
Chairman of the Board,	1/22/09	1/22/09							50,000	—	—	166,200
President and Chief
Executive Officer
Nancy K. Buese			90,000	180,000	300,000	N/A	N/A	N/A	—	—	—	—
Senior Vice President,	1/22/09	1/22/09	—	—	—	—	—	—	30,000	—	—	99,720
Chief Financial Officer
Randy S. Nickerson			90,000	180,000	300,000	N/A	N/A	N/A	—	—	—	—
Senior Vice President,	1/22/09	1/22/09	—	—	—	—	—	—	40,000	—	—	132,960
Chief Commercial
Officer
John C. Mollenkopf			90,000	180,000	300,000	N/A	N/A	N/A	—	—	—	—
Senior Vice President,	1/22/09	1/22/09	—	—	—	—	—	—	40,000	—	—	132,960
Chief Operations Officer
C. Corwin Bromley			90,000	180,000	300,000	N/A	N/A	N/A	—	—	—	—
Senior Vice President,	1/22/09	1/22/09	—	—	—	—	—	—	30,000	—	—	99,720
General Counsel

(1)
The equity component of our long-term equity incentive plan is granted in MWE phantom units.

(2)
MWE unit awards were granted under the MarkWest Energy Partners, L.P. 2008 Long-Term Incentive Plan. Forty-percent (40%) of the phantom units granted on January 22, 2009 are subject to service-based vesting conditions (these units vest over a three-year period on January 31, 2012) and remain subject to forfeiture prior to such vesting. Sixty-percent (60%) of the phantom units granted January 22, 2009 are subject to a performance-based vesting schedule that is conditional upon achieving designated annual performance goals established by the Board of Directors. See discussion in the section entitled Compensation Discussion and Analysis—Elements of Executive Compensation—Incentive Compensation—Long-Term Equity Incentive Program preceding these tables. Recipients are eligible to collect common unit distribution payments on these awards during the vesting period. The value of the phantom unit awards was based on the grant date fair value using the assumptions set forth in the footnotes to the financial statements of MarkWest's Annual Report on Form 10-K for the year ended December 31, 2009, which are incorporated herein by reference.

(3)
The grant date fair value of MWE phantom units is calculated at $8.31 per unit at January 22, 2009.

Outstanding Equity Awards at Fiscal Year-End Table

        The following table summarizes the options and stock awards outstanding as of December 31, 2009 for the NEOs. The market value was determined using the closing price for MarkWest Energy Partners common units on December 31, 2009.

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Frank M. Semple Chairman of the Board, President and Chief Executive Officer	—	—	N/A	—	—	73,670	(4)	$2,156,321	93,000	(9)	$2,722,110
Nancy K. Buese Senior Vice President, Chief Financial Officer	—	—	N/A	—	—	45,683	(5)	1,337,141	55,800	(10)	1,633,266
Randy S. Nickerson Senior Vice President, Chief Commercial Officer	—	—	N/A	—	—	52,323	(6)	1,531,494	74,400	(11)	2,177,688
John C. Mollenkopf Senior Vice President, Chief Operations Officer	—	—	N/A	—	—	52,264	(7)	1,529,767	74,400	(11)	2,177,688
C. Corwin Bromley Senior Vice President, General Counsel	—	—	N/A	—	—	43,692	(8)	1,278,865	55,800	(10)	1,633,266

(1)
Awards granted in MWE units before 2009 with time-based vesting provisions have a three year vesting schedule, with the vesting period commencing, depending upon the grant date, on the first January 31st or July 31st following the grant date, with one third of the award vesting on the anniversary of such vesting period commencement date each year. Awards granted in 2009 with time-based vesting provisions vest at the end of a three year period on January 31, 2012.

(2)
The market value of unvested MWE phantom units is calculated at $29.27 per unit at December 31, 2009 for MWE. Under the provisions of the Partnership's Long-Term Incentive Plan and 2008 Long-Term Incentive Plan and MarkWest Hydrocarbon's 2006 Stock Incentive Plan, these unvested phantom units would vest in the event of a change in control.

(3)
The market value of unvested MWE phantom units whose vesting is performance-based is calculated at $29.27 per unit at December 31, 2009 for MWE. Under the provisions of the Partnership's 2008 Long-Term Incentive Plan, and the individuals' employment agreements, these unvested phantom units would vest in the event of a change in control.

(4)
Includes 28,927, 24,743 and 20,000 phantom units that vest on January 31, 2010, 2011 and 2012, respectively, subject, in each case, to the continuation of Mr. Semple's employment.

(5)
Includes 19,227, 14,456 and 12,000 phantom units that vest on January 31, 2010, 2011 and 2012, respectively, subject, in each case, to the continuation of Ms. Buese's employment.

(6)
Includes 18,803, 17,520 and 16,000 phantom units that vest on January 31, 2010, 2011 and 2012, respectively, subject, in each case, to the continuation of Mr. Nickerson's employment.

(7)
Includes 18,744, 17,520 and 16,000 phantom units that vest on January 31, 2010, 2011 and 2012, respectively, subject, in each case, to the continuation of Mr. Mollenkopf's employment.

(8)
Includes 17,082, 14,610 and 12,000 phantom units that vest on January 31, 2010, 2011 and 2012, respectively, subject, in each case, to the continuation of Mr. Bromley's employment.

(9)
Includes 30,000, 33,000, 30,000 phantom units that vest on January 31, 2010, 2011, and 2012, respectively, provided certain performance targets are met.

(10)
Includes 18,000, 19,800 and 18,000 phantom units that vest on January 31, 2010, 2011, and 2012, respectively, provided certain performance targets are met.

(11)
Includes 24,000, 26,400 and 24,000 phantom units that vest on January 31, 2010, 2011, and 2012, respectively, provided certain performance targets are met.

 Option Exercises and Stock Vested Table

        The following table summarizes the option and stock award activity during the year ended December 31, 2009 for the NEOs.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Frank M. Semple Chairman of the Board, President and Chief Executive Officer	—	—	59,077	$736,099
Nancy K. Buese Senior Vice President, Chief Financial Officer	—	—	41,085	527,831
Randy S. Nickerson Senior Vice President, Chief Commercial Officer	—	—	41,941	522,585
John C. Mollenkopf Senior Vice President, Chief Operations Officer	—	—	41,955	522,759
C. Corwin Bromley Senior Vice President, General Counsel	—	—	38,166	475,548

Pension Benefits Table

        The Partnership does not offer any pension benefits.

Non-qualified Deferred Compensation

        The Partnership has no non-qualified deferred compensation plans.

 Payments Upon Termination or Change of Control

        The potential payments that may be made to the NEOs upon a termination of their employment or in connection with a change of control as of December 31, 2009 are set forth below.

Name and Principal Position	Lump Sum Severance Payment Under Employment Agreements Upon Termination Other Than For Cause or Without Good Reason ($)(1)	Health Care Benefits Under Employment Agreements Upon Termination Other Than For Cause or Without Good Reason ($)(2)	Lump Sum Severance Payment Under Employment Agreements Upon Termination Without Good Reason ($)(3)	Health Care Benefits Under Employment Agreements Upon Termination Without Good Reason ($)(4)	Acceleration of Vesting Under Employment Agreements Upon Termination of Employment ($)(5)	Acceleration of Vesting under Incentive Plans and Employment Agreements Upon Change of Control ($)(6)
Frank M. Semple Chairman of the Board, President and Chief Executive Officer	2,936,250	64,300	225,000	10,717	846,679	4,878,431
Nancy K. Buese Senior Vice President, Chief Financial Officer	1,275,000	—	75,000	—	562,774	2,970,407
Randy S. Nickerson Senior Vice President, Chief Commercial Officer	1,297,500	42,308	75,000	5,288	550,378	3,709,182
John C. Mollenkopf Senior Vice President, Chief Operations Officer	1,297,500	42,308	75,000	5,288	548,652	3,707,455
C. Corwin Bromley Senior Vice President, General Counsel	1,275,000	42,308	75,000	5,288	500,005	2,912,131

(1)
An NEO is entitled to this benefit if he or she is terminated by MarkWest Hydrocarbon without cause or due to death or disability, or if he or she terminates employment for good reason (as defined in the employment agreement, including a change in control), subject to compliance with certain non-competition and non-solicitation covenants. For Mr. Semple, the severance payment amount equals (i) thirty-six months of his then current base salary, plus (ii) three times the average annual bonus earned by him for the two most recently completed fiscal years, plus a pro-rata portion of the target amount of the annual bonus for the fiscal year of termination. For all other NEOs, the severance payment amount equals (i) twenty-four months of the NEO's then current base salary, plus (ii) two times the average annual bonus earned by the NEO for the two most recently completed fiscal years, plus a pro-rata portion of the target amount of the annual bonus for the fiscal year of termination.

(2)
An NEO is entitled to this benefit if he or she is terminated by MarkWest Hydrocarbon without cause or due to death or disability, or if he or she terminates employment for good reason (as defined in the employment agreement, including a change in control). Health care benefits are COBRA payments for 36 months for Mr. Semple, and for 24 months for all other NEOs, multiplied by an estimated monthly cost of the benefit.

(3)
An NEO is entitled to this benefit if he or she terminates employment without good reason after one year of employment, subject to compliance with certain non-competition and non-solicitation covenants. For Mr. Semple, the severance payment amount equals six months of his then current base salary. For all other NEOs, the severance payment amount equals three months of the NEO's then current base salary.

(4)
An NEO is entitled to this benefit if he or she terminates employment without good reason after one year of employment. Health care benefits are COBRA payments for 6 months for Mr. Semple, and for 3 months for all other NEOs, multiplied by an estimated monthly cost of the benefit, after one year of employment.

(5)
An NEO is entitled to partial accelerated vesting if he or she is terminated by MarkWest Hydrocarbon without cause or due to death or disability, or if he or she terminates employment for good reason (as defined in the employment agreement, including a change in control). In such event, MarkWest Hydrocarbon would accelerate the vesting of those portions of outstanding equity awards that would have otherwise vested solely upon the continuation of the NEO's employment for the twelve month period following the termination date. Amount represents the market value of the Partnership phantom unit awards whose vesting is time-based at a unit price of $29.27 at December 31, 2009.

(6)
Phantom units vest in full in the event of a change of control. Amount represents the market value of the Partnership phantom unit awards based on a unit price of $29.27 at December 31, 2009.

Director Compensation Table

        In 2009, each non-employee director of the General Partner received the following compensation for serving on the Board of Directors of the General Partner:

  •
  Annual retainer fee of $30,000 for service on the General Partner Board;

  •
  Attendance fee of $2,000 for each Board meeting; and

  •
  Attendance fee of $1,000 for each scheduled committee meeting.

        The Chair of the Audit Committee for the General Partner received an additional annual retainer of $7,500. The Chairs of each of the Compensation Committee, the Nominating and Corporate Governance Committee and Finance Committee for the General Partner each received an additional annual retainer of $4,000. The Lead Director is also entitled to receive an additional annual retainer of $10,000; however, Mr. Fox waived receipt of this fee for 2009.

        The following table identifies each of the current Non-employee Directors of MarkWest Energy GP, L.L.C and sets forth the cash and non-cash compensation earned for the year ended December 31, 2009 by each of them for serving as a Non-employee Director of the General Partner.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)	Total ($)
Donald D. Wolf	51,000	—	—	—	—	12,500	63,500
Keith E. Bailey	81,500	—	—	—	—	11,090	92,590
Michael L. Beatty	58,000	—	—	—	—	12,500	70,500
Charles K. Dempster	65,000	—	—	—	—	11,090	76,090
Donald C. Heppermann	77,000	—	—	—	—	15,060	92,060
William A. Kellstrom	70,000	—	—	—	—	15,060	85,060
Anne E. Fox Mounsey	61,000	—	—	—	—	12,500	73,500
William P. Nicoletti	74,000	—	—	—	—	11,090	85,090
John M. Fox(2)	52,000	—	—	—	—	15,060	67,060

(1)
Represents the amount of MWE limited partner distribution equivalent rights payments received for the year ended December 31, 2009.

(2)
Mr. Fox retired from the Board of Directors in January 2010.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2009 about the units of the Partnership that may be issued upon the exercise of options, warrants and rights under all of the Partnership's existing equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:
2008 Long-Term Incentive Plan(2)	968,835	—	1,325,361
2006 Hydrocarbon Stock Incentive Plan(3)(4)	8,406	—	—
Equity compensation plans not approved by security holders:
Long-Term Incentive Plan(4)	69,555	—	—

Total	1,046,796	—	1,325,361

(1)
Phantom units are granted with no exercise price.

(2)
Includes 437,100 performance-based units which vest if the Partnership achieves established performance goals determined by the Compensation Committee of the General Partner's board of directors.

(3)
Outstanding shares of restricted stock under these plans were converted to phantom units pursuant to the terms of the merger with MarkWest Hydrocarbon. The converted phantom units will remain outstanding under the terms of their original respective plans until their respective settlement dates.

(4)
No further awards will be made pursuant to this plan.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of units as of April 7, 2010, held by beneficial owners of 5% or more of the units; by directors of our General Partner; by each named executive officer listed in the summary compensation table included in this proxy statement; and by all directors and officers of our General Partner as a group.

Name and Address of Beneficial Owner(1)	Common Units Beneficially Owned(2)	Percent of Class
MarkWest Energy GP, L.L.C.	—	—
Kayne Anderson Capital Advisors, L.P. 1800 Avenue of the Stars, Second Floor Los Angeles, CA 90067(5)	7,050,536	9.9%
Richard A. Kayne 1800 Avenue of the Stars, Second Floor Los Angeles, CA 90067(5)	7,050,536	9.9%
John M. Fox(3)	6,259,008	8.8%
MWHC Holding Inc.(4)	5,382,966	7.5%
Frank M. Semple	319,783	*
Donald D. Wolf(8)	65,224	*
Keith E. Bailey	45,091	*
Michael L. Beatty	10,766	*
Charles K. Dempster	16,451	*
Donald C. Heppermann	160,157	*
William A. Kellstrom	56,092	*
Anne E. Fox Mounsey(6)	90,163	*
William P. Nicoletti(7)	16,001	*
C. Corwin Bromley	51,063	*
Nancy K. Buese	66,881	*
John C. Mollenkopf	187,083	*
Randy S. Nickerson	187,279	*
All Directors and Executive Officers as a Group (13 persons)	1,272,034	1.8%

*
Indicates less than 1.0%

(1)
Unless otherwise noted, the address for the beneficial owner is c/o MarkWest Energy Partners, L.P., 1515 Arapahoe St., Tower 2, Suite 700, Denver, CO 80202-2126.

(2)
Beneficial ownership for the purposes of the foregoing table is defined by Rule 13d-3 under the Exchange Act. Under that rule, a person is generally considered to be the beneficial owner of a security if he or she shares the power to vote or direct the voting thereof or to dispose or direct the disposition thereof or has the right to acquire either of those powers within sixty days of April 7, 2010.

(3)
Mr. Fox may be deemed the beneficial owner of 6,259,008 common units. The foregoing includes 876,042 common units held jointly by Mr. Fox and his spouse and 5,382,966 common units directly owned by MWHC Holding. Mr. Fox has shared voting and investment power with respect to all of these common units. The information regarding Mr. Fox's beneficial ownership has been provided to the Partnership by Mr. Fox.

(4)
Ownership is made up of common units held directly and indirectly through subsidiaries. Mr. John M. Fox may be deemed the beneficial owner of common units held by MWHC Holdings, Inc. through his voting power and/or investment power as defined in the Exchange Act, and these common units are included in Mr. Fox's beneficial ownership interest total. The information regarding MWHC Holdings, Inc.'s beneficial ownership has been provided to the Partnership by Mr. Fox.

(5)
Information is based on a Schedule 13G/A filed with the SEC by Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne, on February 11, 2010, with respect to units held as of December 31, 2009. The Schedule 13G/A indicates that Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne have shared voting power and dispositive power with respect to 6,880,536 units. The reported units are owned by investment accounts (investment limited partnerships, a registered investment company and institutional accounts) managed, with discretion to purchase or sell securities, by Kayne Anderson Capital Advisors, L.P., as a registered investment adviser. Kayne Anderson Capital Advisors, L.P. is the general partner (or general partner of the general partner) of the limited partnerships and investment adviser to the other accounts. Richard A. Kayne is the controlling shareholder of the corporate owner of Kayne Anderson Investment Management, Inc., the general partner of Kayne Anderson Capital Advisors, L.P. Mr. Kayne is also a limited partner of each of the limited partnerships and a shareholder of the registered investment company. Kayne Anderson Capital Advisors, L.P. disclaims beneficial ownership of the units reported, except those units attributable to it by virtue of its general partner interests in the limited partnerships. Mr. Kayne disclaims beneficial ownership of the units reported, except those units held by him or attributable to him by virtue of his limited partnership interests in the limited partnerships, his indirect interest in the interest of Kayne Anderson Capital Advisors, L.P. in the limited partnerships, and his ownership of common stock of the registered investment company.

(6)
Beneficial ownership includes 68,956 common units held jointly by Ms. Fox Mounsey and her spouse, 9,681 common units held directly by Ms. Fox Mounsey's spouse and 11,526 common units held in the Anne Elizabeth Fox Mounsey Trust under the John M. Fox Irrevocable Trust Agreement, dated May 31, 2001. Ms. Fox Mounsey is the trustee of the Anne Elizabeth Fox Mounsey Trust under the John M. Fox Irrevocable Trust Agreement, dated May 31, 2001. The foregoing does not include 2,282 phantom units held by Ms. Fox Mounsey which vest on January 31, 2011. Ms. Fox Mounsey has sole voting and investment power with respect to 2,284 common units. Ms. Fox Mounsey has shared voting and investment power with respect to 75,280 common units, which includes 63,754 common units held jointly with her spouse and 11,526 common units directly owned by the Anne Elizabeth Fox Mounsey Trust under the John M. Fox Irrevocable Trust Agreement, dated May 31, 2001.

(7)
Beneficial ownership includes 7,501 common units held directly by Mr. Nicoletti, and 8,500 common units held directly by Mr. Nicoletti's spouse. The foregoing does not include 1,999 phantom units held by Mr. Nicoletti which vest on January 31, 2011.

(8)
Beneficial ownership includes 54,224 common units held directly by Mr. Wolf, 4,000 common units held directly by the Donald D. Wolf 2007 Irrevocable Trust, 4,000 common units held directly by the Wolf Family Foundation, 2,000 common units held directly by the Sharon A Wolf Trust and 1,000 common units held directly by the Wolf Family Legacy Partnership, L.L.L.P. Mr. Wolf is the trustee of the Donald D. Wolf 2007 Irrevocable Trust, the Wolf Family Foundation, the Sharon A Wolf Trust and the Wolf Family Legacy Partnership, L.L.L.P. The foregoing does not include 2,282 phantom units held by Mr. Wolf which vest at various times beginning on July 31, 2010. Mr. Wolf has sole voting and investment power with respect to 54,224 common units. Mr. Wolf has shared voting and investment power with respect to 11,000 common units, which includes 4,000 common units held directly by the Donald D. Wolf 2007 Irrevocable Trust, 4,000 common units held directly by the Wolf Family Foundation, 2,000 common units held by the Sharon A Wolf Trust and 1,000 common units held by the Wolf Family Legacy Partnership, L.P.

 HOUSEHOLDING NOTICE

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more equityholders sharing the same address by delivering a single proxy statement addressed to those equityholders. This process, which is commonly referred to as "householding," potentially means extra convenience for equityholders and cost savings for companies.

        A number of brokers with account holders who are MarkWest unitholders may be householding our proxy materials, to the extent such unitholders have given their prior express or implied consent in accordance with SEC rules. A single proxy statement and annual report will be delivered to multiple unitholders sharing an address unless contrary instructions have been received from the affected unitholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker otherwise when you receive the original notice of householding. If you are participating in householding and would like to receive a separate proxy statement and annual report, you may request a separate copy by contacting the Partnership at: Investor Relations Department at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, CO 80202-2126, or by telephone at (303) 925-9200 or by email at investorrelations@markwest.com. We will promptly forward a separate copy to you upon request.

        If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker to discontinue householding and direct your written request to receive a separate proxy statement and annual report to the Partnership at: Investor Relations Department at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202-2126, or by telephone at (303) 925-9200 or by email at investorrelations@markwest.com. Unitholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

 PROPOSALS FOR THE NEXT ANNUAL MEETING

        We intend to hold our 2011 annual meeting in June of 2011, consistent with our partnership agreement. Any proposal by a unitholder to be presented at the 2011 annual meeting must be received at our principal executive offices at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202-2126, by no later than December 29, 2010. Unitholder proposals for the 2011 annual meeting that are submitted on or before March 15, 2011, may, at our discretion, be voted on at the 2011 annual meeting. All proposals received after March 15, 2011, will be conclusively considered untimely.

By Order of the Board of Directors of the General Partner,

C. Corwin Bromley Secretary of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.

Dated: April 28, 2010

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date MARKWEST ENERGY PARTNERS, L.P. M24489-P91994 MARKWEST ENERGY PARTNERS, L.P. 1515 ARAPAHOE STREET TOWER 2, SUITE 700 DENVER, COLORADO 80202 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain For All Withhold All For All Except 0 0 0 0 0 0 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 2. Ratification of Deloitte & Touche LLP as the Partnership's independent registered public accountants for the fiscal year ending December 31, 2010. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 01) Frank M. Semple 02) Donald D. Wolf 03) Keith E. Bailey 04) Michael L. Beatty 05) Charles K. Dempster 06) Donald C. Heppermann 07) William A. Kellstrom 08) Anne E. Fox Mounsey 09) William P. Nicoletti 1. Election of Directors Nominees: The Board of Directors of the General Partner recommends that you vote FOR all proposals. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. This Proxy is revocable and, when properly executed, will be voted in the manner directed herein by the undersigned unitholder. If no direction is made, this Proxy will be voted FOR all of the above items.

The undersigned unitholder(s) of MarkWest Energy Partners, L.P. (the "Partnership"), having duly received the Notice of Annual Meeting of Common Unitholders and 2010 Proxy Statement, hereby appoints Nancy K. Buese and Daniel C. Campbell, or either of them, each with full power of substitution and revocation, as proxies to represent the undersigned and to vote, as designated on the reverse side, and otherwise act in such proxyholders' sole discretion as to any other matter properly raised before the meeting, in respect of all Partnership common units which the undersigned may be entitled to vote at the Annual Meeting of Common Unitholders of the Partnership to be held on June 2, 2010, at 9:00 a.m., local time, at the Jumeirah Essex House, 160 Central Park South, New York, New York 10019, and at any adjournments or postponements thereof, with all of the rights and powers the undersigned would possess if personally present. If you need directions to be able to attend the meeting and vote in person, please contact our Investor Relations Department at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202, or by telephone at (303) 925-9200. PLEASE SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S. MARKWEST ENERGY PARTNERS, L.P. 1515 Arapahoe Street, Tower 2, Suite 700 Denver, Colorado 80202 Continued and to be signed on reverse side M24490-P91994 IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE MARKWEST ENERGY PARTNERS, L.P. COMMON UNITHOLDER MEETING TO BE HELD ON JUNE 2, 2010 Our Proxy Statement and our 2009 Annual Report to Unitholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2009, are available at our website at www.markwest.com. Additionally, and in accordance with the SEC rules, you may access these materials at the cookies-free website at www.proxyvote.com. You may also receive additional copies of our Proxy Statement and our 2009 Annual Report to Unitholders by mail at no charge by contacting our Investor Relations Department at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202 or by telephone at (303) 925-9200. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER.